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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                             Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

NCR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2010 ANNUAL MEETING

AND PROXY STATEMENT

March 15, 2010

Dear Fellow NCR Stockholder:

I am pleased to invite you to attend NCR’s 2010 Annual Meeting of Stockholders on April 28, 2010. The meeting will begin promptly at 9:00 a.m. local time in the Georgia Room at NCR Corporation’s office located at 2651 Satellite Boulevard, Duluth, Georgia 30096.

The accompanying notice of the annual meeting and proxy statement tell you more about the agenda and procedures for the meeting. They also describe how the Board of Directors operates and provide information about our director candidates, executive officer and director compensation and corporate governance matters. I look forward to sharing more information with you about NCR at the annual meeting.

Like last year, we are offering to our stockholders the option to receive NCR’s proxy materials on the Internet. We believe this option, which we intend to continue to offer in future years, will be preferred by many of our stockholders, as it allows NCR to provide our stockholders the information they need in an environmentally-conscious form and at a reduced cost.

Your vote is important. Whether or not you plan to attend the annual meeting, I urge you to authorize your proxy as soon as possible. You may vote by proxy on the Internet or by telephone, or, if you received the proxy materials by mail, you may also vote by mail. Your vote will ensure your representation at the annual meeting regardless of whether you attend in person.

Sincerely,

William R. Nuti

Chairman of the Board,

Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF NCR CORPORATION

Time:

9:00 a.m. local time

Date:

Wednesday, April 28, 2010

Place:

NCR Corporation

Georgia Room

2651 Satellite Boulevard

Duluth, Georgia 30096

Purpose:

•	Elect three Class B directors to hold office for three-year terms, each until his or her respective successor is duly elected and qualified;

•	Consider and vote upon the ratification of the appointment of the Company’s independent registered public accounting firm for 2010; and

•	Transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

Other Important Information:

•	Registered stockholders of NCR common stock at the close of business on February 16, 2010, may vote at the meeting.

•	Your shares cannot be voted unless they are represented by proxy or in person by the record holder at the meeting. Even if you plan to attend the meeting, please authorize your proxy.

By order of the Board of Directors,

Nelson F. Greene

Vice President, Interim General Counsel

and Secretary

March 15, 2010

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to be Held on April 28, 2010

This proxy statement and the 2009 Annual Report on Form 10-K are available at www.proxyvote.com.

NCR Corporation

3097 Satellite Boulevard

Duluth, Georgia 30096

PROXY STATEMENT

GENERAL INFORMATION

These materials are intended to solicit proxies on behalf of the Board of Directors of NCR Corporation, a Maryland corporation (which we refer to as “NCR,” the “Company,” “we,” or “us”), for the 2010 Annual Meeting of Stockholders, including any adjournment or postponement thereof. The meeting will be convened at 9:00 a.m., Eastern Time, on April 28, 2010, in the Georgia Room at NCR’s office at 2651 Satellite Boulevard, Duluth, Georgia 30096.

Delivery of Proxy Materials

We are providing access to our proxy materials (including this proxy statement, together with a notice of meeting and the Company’s annual report) on the Internet pursuant to rules adopted by the Securities and Exchange Commission (“SEC”). Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders entitled to vote at the meeting. You may also request a printed copy of the proxy materials by mail. If you do so, these materials will also include the proxy card for the Annual Meeting. To request a printed copy of the proxy materials, please contact us via the Internet (www.proxyvote.com), telephone (1-800-579-1639) or by email (sendmaterial@proxyvote.com) on or before April 14, 2010. If requesting material by email, please send a blank email with the 12-digit Control Number (located on the Notice) in the subject line. Requests, instructions and other inquiries will NOT be forwarded to your investment advisor.

All stockholders will have the ability to access, beginning on March 15, 2010, the proxy materials on a website referred to in the Notice or request to receive a printed copy of the proxy materials at no charge. If you request a printed copy of the proxy materials, we will mail them to you within three business days of your request, at no cost to you. The Notice includes instructions on how to access the electronic proxy materials, as well as instructions for requesting a printed copy. In addition, stockholders may permanently elect to receive future proxy materials in either electronic form by email or printed form by mail. If you make such an election, we will continue to send you the materials pursuant to your election, until you notify us otherwise.

We are taking advantage of the householding rules adopted by the SEC that permit us to deliver only one Notice to stockholders who share an address, unless otherwise requested. This allows us to reduce the expense of delivering duplicate Notices to our stockholders who may have more than one stock account or who share an address with another NCR stockholder. If you have multiple NCR common stock record accounts and/or share an address with a family member who is an NCR stockholder and have received only one Notice, you may write or call us at 2651 Satellite Boulevard, Duluth, Georgia 30096-5810 (phone: 1-800-225-5627), to request separate copies of the proxy materials at no cost to you. If you do not wish to participate in the householding program, please call 1-800-542-1061 to “opt-out” or revoke your consent.

Stockholders Entitled to Vote at the Meeting

If you are a registered stockholder at the close of business on the record date for the meeting, February 16, 2010, you are entitled to vote at the meeting. There were 159,702,249 shares of common stock outstanding on the record date. You will have one vote on each matter properly brought before the meeting for each share of NCR common stock you own.

Electronic Access to Proxy Materials and Annual Report

The Notice includes instructions regarding how to:

•	view your proxy materials for the Annual Meeting on the Internet; and

•	instruct us to send you all future proxy materials by email.

If you choose to receive future proxy materials by email, next year you will receive an email with a link to the proxy materials and proxy voting site. Your election to receive future proxy materials by email will remain in effect until you terminate your election. Choosing to receive your future proxy materials by email will save the Company the cost of producing and mailing these documents and reduce the impact of our Annual Meeting on our environment.

How to Vote Your Shares

Your vote is important. Your shares can be voted at the annual meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, we urge you to authorize your proxy in advance. We encourage you to authorize your proxy electronically by going to the http://www.proxyvote.com website or by calling the toll-free number (for residents of the United States and Canada) listed on your proxy card. Please have your proxy card in hand when going online or calling. If you authorize your proxy electronically, you do not need to return your proxy card. If you received proxy materials by mail and choose to authorize your proxy by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.

If you hold your shares beneficially in street name, i.e., through a nominee (such as a bank or broker), you may be able to authorize your proxy by telephone or the Internet as well as by mail. You should follow the instructions you receive from your broker or other nominee to vote these shares.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is voted at the meeting by:

•	voting again on the Internet or telephone (only the latest Internet or telephone proxy will be counted);

•	properly executing and delivering a later-dated proxy card;

•	voting by ballot at the meeting; or

•	sending a written notice of revocation to the inspectors of election in care of the Corporate Secretary of the Company at the address listed above.

Voting at the Annual Meeting

The method by which you vote and authorize your proxy will in no way limit your right to vote at the meeting if you later decide to vote in person at the meeting. If you hold your shares in street name, you must obtain a proxy executed in your favor from your nominee (such as a bank or broker) to be able to vote at the meeting.

Your shares will be voted at the meeting as directed by your electronic proxy, the instructions on your proxy card or voting instructions if: (1) you are entitled to vote; (2) your proxy was properly executed or properly authorized electronically; (3) we received your proxy prior to the annual meeting; and (4) you did not revoke your proxy prior to or at the meeting.

Voting Shares Held in the NCR Savings Plan

If you are a participant in the NCR Savings Plan, your proxy includes any NCR common stock allocated to your plan account. The trustee of this plan will vote the number of shares allocated to your account according to your instructions. If you do not vote your shares in the NCR Savings Plan as instructed above, the trustee will vote unallocated shares, and any allocated shares for which voting instructions are not timely received, in the same proportion of “For” and “Against” votes as the shares for which voting instructions were timely received.

Voting Shares Held Under the NCR Direct Stock Purchase and Sale Plan

If you are a participant in the Direct Stock Purchase and Sale Plan (the “DSPP”) administered by our transfer agent, Mellon Investor Services (“Mellon”), for NCR, your proxy includes the NCR common stock held in your DSPP account. Mellon, as the DSPP administrator, is the stockholder of record of that plan and will not vote those shares unless you provide it with instructions, which you may do over the Internet, by telephone, or by mail using your proxy card.

Quorum for Meeting: Votes Required to Approve Each Item

The presence at the meeting (in person or by proxy) of the stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting as of the close of business on February 16, 2010, constitutes a quorum allowing us to conduct business at the meeting. A majority of all the votes cast (in person or by proxy) is required to elect directors and to ratify the appointment of our independent registered public accounting firm. Under Maryland law, broker “non-votes” and abstentions will have no effect on the outcome of the vote for any item. A broker “non-vote” occurs when a broker returns a properly executed proxy but does not vote on a particular proposal because the broker does not have the discretionary authority to vote on the proposal and has not received voting instructions from the beneficial owner on the proposal. Under the rules of the New York Stock Exchange (“NYSE”), brokers have the discretionary authority to vote on the ratification of our independent registered public accounting firm, but not for the election of our directors.

Annual Meeting Admission

You may attend the meeting if you are a registered stockholder, a proxy for a registered stockholder, or a beneficial owner of NCR common stock with evidence of ownership. If you plan to attend the meeting in person, please complete and return to NCR’s Corporate Secretary, by mail, the meeting reservation request form provided on the Internet, or, if you received the proxy materials by mail, the form provided on page 66 of this proxy statement. If you are not a record stockholder, please include evidence of your ownership of NCR stock with the form (such as an account statement showing you own NCR stock as of the record date). If you do not have a reservation for the meeting, you may still attend if we can verify your stock ownership at the meeting.

Annual Meeting Voting Results

We will include the results of the votes taken at the meeting in a current report on Form 8-K filed with the SEC within four business days following the meeting.

The Board’s Recommendations

If you authorize your proxy electronically or send a properly executed proxy without specific voting instructions, your shares represented by that proxy will be voted as recommended by the Board of Directors:

•	FOR the election of each of the three Class B director nominees (see pages 6 and 7); and

•	FOR ratification of the appointment of the Company’s independent registered public accounting firm for 2010 (see page 64).

Uncertificated Shares

On January 25, 2006, the Board of Directors approved an amendment and restatement of the Company’s Bylaws which, among other things, allows the Company to issue uncertificated shares of stock. As a result of a resolution adopted by the Board of Directors, the Company will no longer issue stock certificates. However, stockholders whose shares are uncertificated will have all of the same rights as stockholders who were previously issued stock certificates and whose shares continue to be represented by certificates.

STOCK OWNERSHIP

Ownership by Officers and Directors

The following table shows the NCR common stock beneficially owned, as determined under the applicable SEC rules, as of February 3, 2010 by (i) each current or former executive officer named in the Summary Compensation Table below on page 35 (the “Named Executive Officers”), (ii) each non-employee director and nominee and (iii) all current directors and executive officers as a group. Except to the extent indicated in the footnotes below, to NCR’s knowledge each person named in the table below has sole voting and investment power over the shares reported. As of February 3, 2010, the Named Executive Officers and the then-current directors and remaining executive officers as a group beneficially owned 2.0% of NCR common stock. Other than Mr. Nuti, who beneficially owned 1.5% of NCR common stock as of February 3, 2010, no other individual listed in this table beneficially owned more than 1% of NCR common stock as of that date.

Name	Total Shares Beneficially Owned(1)(2)	Shares Covered by Options(3)
Non-Employee Directors
Quincy Allen, Director	18,392	4,444
Edward (Pete) Boykin, Director	103,462	50,128
Richard Clemmer, Director	29,073	7,152
Gary Daichendt, Director	40,718	14,128
Robert DeRodes, Director	17,739	7,152
Linda Fayne Levinson, Independent Lead Director	133,737	74,128
C.K. Prahalad, Director	143,144	74,128
Named Executive Officers
William Nuti, Director and Officer(4)	2,346,154	2,146,817
Robert Fishman, Officer	36,709	30,992
Anthony Massetti, Former Officer	0	0
John Bruno, Officer	87,633	87,633
Peter Leav, Officer	53,014	53,014
Peter Dorsman, Officer	103,348	87,205
Current Directors, Named Executive Officers and remaining Executive Officers as a Group (16 persons)	3,256,903	2,748,584

(1)  Some of NCR’s executive officers and directors own fractional shares of NCR stock. For purposes of this table, all fractional shares have been rounded to the nearest whole number. This column also includes 11,709 shares granted to Mr. Allen, 45,334 shares granted to Mr. Boykin, 21,921 shares granted to Mr. Clemmer, and 19,077 shares granted to Mr. Prahalad, all of which were deferred pursuant to the director’s election until the time of the director’s departure from the Board.

(2)  This column includes shares held by NCR’s executive officers and directors who have entered into a standard brokerage account form with Fidelity which includes a provision for the pledge of NCR shares owned by such executive officer or director. The pledge applies to all shares listed for each individual in the table above which are held in such individual’s Fidelity brokerage account.

(3)  This column shows those shares the officers and directors have the right to acquire through stock option exercises within 60 days after February 3, 2010. These shares are also included in the Total Shares Beneficially Owned column.

(4)  Mr. Nuti’s share ownership includes 91,000 shares that are held in an irrevocable trust.

Other Beneficial Owners of NCR Stock

To the Company’s knowledge, the following stockholders beneficially own more than 5% of the Company’s outstanding stock.

Name and Address of Beneficial Owner	Total Number of Shares		Percent of Class
FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	20,077,273	(1)	12.61%

BlackRock, Inc. 40 East 52nd Street New York, New York 10022	9,419,313	(2)	5.92%

(1)  Information is based upon a Schedule 13G filed by FMR LLC (“FMR”) and Edward C. Johnson 3d, Chairman of FMR, with the SEC on February 16, 2010. FMR reports beneficial ownership of shares by its direct and indirect subsidiaries, including Fidelity Management & Research Company (“Fidelity”), Strategic Advisers, Inc., Pyramis Global Advisors, LLC, Pyramis Global Advisors Trust Company and FIL Limited. These FMR entities have sole dispositive power over all 20,077,273 shares and sole voting power with respect to 9,453,823 shares.

Fidelity is the beneficial owner of 9,883,720 of the shares shown above as a result of acting as investment adviser to various investment companies (“Funds”). Edward C. Johnson 3d and FMR, through its control of Fidelity, and the Funds each has sole dispositive power over the 9,883,720 shares owned by the Funds.

(2)  Information is based upon a Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 29, 2010. According to this filing, BlackRock beneficially owns, has the sole power to vote and to dispose of or direct the disposition of these 9,419,313 shares.

ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

The Board of Directors of NCR (the “Board”) is currently divided into three classes. Directors hold office for staggered terms of three years (or less if they are filling a vacancy) and until their successors are elected and qualify. One of the three classes is elected each year to succeed the directors whose terms are expiring. The terms for the directors in Classes A, B and C of the Board of Directors expire at the annual meetings of stockholders in 2012, 2010, and 2011, respectively.

Proxies solicited by the Board will be voted for the election of each of the nominees, unless you withhold your vote on your proxy. The Board has no reason to believe that any of these nominees will be unable to serve. However, if one of them should become unavailable, the Board may reduce the size of the Board or designate a substitute nominee. If the Board designates a substitute, shares represented by proxies will be voted for the substitute nominee.

The Board recommends that you vote FOR each of the following nominees for election as a director.

Class B—Current Terms Expiring in 2010 and New Terms Expiring in 2013:

Quincy Allen, 49, became Chief Executive Officer of Vertis Inc., a provider of targeted print advertising and direct marketing solutions to retail and consumer services companies, on April 6, 2009. Prior to this position, Mr. Allen was President, Global Business and Strategic Marketing Group, Xerox Corporation, a document management technology and services company, from January 21, 2009 to April 2009. Prior to assuming this position, Mr. Allen was President, Production Systems Group, at Xerox from December 2004. From 2003 to 2004, he was Senior Vice President, Xerox Business Group Operations, and from 2001 to 2003, he was Senior Vice President, North American Services and Solutions, Xerox. Mr. Allen became a director of NCR on January 28, 2009. In recommending Mr. Allen as a nominee for election as a director of the Company, the Committee on Directors and Governance considered Mr. Allen’s current experience as Chief Executive Officer of Vertis Inc., his prior experience as President, Production Systems Group, Xerox Corporation, and the responsibilities associated with these positions. Mr. Allen’s demonstrated management experience, independence, and financial literacy were also attributes and skills that led the Committee on Directors and Governance to conclude that his abilities would fit with the needs of the Board of Directors.

Edward “Pete” Boykin, 71, was Chair of the Board of Directors of Capital TEN Acquisition Corp., a special purpose acquisition company, from October 2007 to May 30, 2008. He served as President and Chief Operating Officer of Computer Sciences Corporation, an information technology services company he joined in 1966, from July 2001 to June 2003. Mr. Boykin is also a director of Teradata Corporation. Mr. Boykin became a director of NCR on June 5, 2002. In recommending Mr. Boykin as a nominee for election as a director of the Company, the Committee on Directors and Governance considered Mr. Boykin’s previous experience at Computer Sciences Corporation (“CSC”), a multi-billion dollar international company with complex accounting issues, including among other things, his extensive experience evaluating financial statements in his former position as its President and Chief Operating Officer, his past experience managing major acquisitions at CSC, and his former role on CSC’s disclosure committee.

Linda Fayne Levinson, 68, is Chair of the Board of Directors of Connexus Corporation (formerly VendareNetblue), an online marketing company, a position she has held since July 2006. From February 2006 through July 2006, Ms. Levinson was Interim Chief Executive Officer and Chair of Vendare Media (subsequently merged with Netblue and known as VendareNetblue). Ms. Levinson was a partner at GRP Partners, a private equity investment fund investing in start-up and early-stage retail and electronic commerce companies, from 1997 to December 2004. Prior to that, she was a partner in Wings Partners, a private equity firm, an executive at American Express running its leisure travel and tour business, and a Partner at McKinsey & Co. Ms. Levinson is also a director of DemandTec, Inc., Jacobs Engineering Group Inc., Ingram Micro Inc., and The Western Union Company. Ms. Levinson became a director of NCR on

January 1, 1997 and was appointed the Independent Lead Director of the NCR Board of Directors on October 1, 2007. In recommending Ms. Levinson as a nominee for election as a director of the Company, the Committee on Directors and Governance considered her long experience as a public company director and a committee chair, starting in 1991, and her present experience as a Chair of the Board of Connexus, and a director of DemandTec, Inc., Jacobs Engineering Group Inc., Ingram Micro Inc. and The Western Union Company, as well as her general management experience at American Express and Vendare Media, her strategic experience at McKinsey & Company and her investment experience at GRP Partners and Wings Partners. Ms. Levinson’s extensive management and leadership experience, her in-depth knowledge of corporate governance issues and her diversity of perspective were also skills and attributes that led the Committee on Directors and Governance to conclude that her abilities would fit the needs of the Board of Directors.

Directors Whose Terms of Office Continue

Class A—Current Terms Expiring in 2012:

William Nuti, 46, is NCR’s Chairman of the Board, Chief Executive Officer and President. Mr. Nuti became Chairman of the Board on October 1, 2007. Before joining NCR in August 2005, Mr. Nuti served as President and Chief Executive Officer of Symbol Technologies, Inc., an information technology company. Prior to that, he was Chief Operating Officer of Symbol Technologies. Mr. Nuti joined Symbol Technologies in 2002 following a 10 plus year career at Cisco Systems where he advanced to the dual role of Senior Vice President of the company’s Worldwide Service Provider Operations and U.S. Theater Operations. Prior to his Cisco experience, Mr. Nuti held sales and management positions at IBM Corporation, Netrix Corporation and Network Equipment Technologies. Mr. Nuti is also a director of Sprint Nextel Corporation, and a member of their Compensation Committee. Mr. Nuti became a director of NCR on August 7, 2005. In determining that Mr. Nuti should continue serving as a director of the Company, the Committee on Directors and Governance considered his current role as Chief Executive Officer of the Company, his experience as director of another public company, his previous experience as President and Chief Executive Officer of Symbol Technologies, his previous experience as Senior Vice President at Cisco Systems, and the responsibilities associated with these positions. Mr. Nuti’s demonstrated management and leadership experience, and global sales and operations experience, were also skills and attributes that led the Committee on Directors and Governance to conclude that his abilities would fit the needs of the Board of Directors.

Gary Daichendt, 58, has been principally occupied as a private investor since June 2005 and has been a managing member of Theory R Properties LLC, a commercial real estate firm, since October 2002. He served as President and Chief Operating Officer of Nortel Networks Corporation, a global supplier of communication equipment, from March 2005 to June 2005. Prior to that and until his retirement in December 2000, Mr. Daichendt served as Executive Vice President, Worldwide Operations for Cisco Systems, a manufacturer of communications and information technology networking products. Mr. Daichendt is also a director of ShoreTel Inc. Mr. Daichendt became a director of NCR on April 26, 2006. In determining that Mr. Daichendt should continue serving as a director of the Company, the Committee on Directors and Governance considered his previous experience as President and Chief Operating Officer of Nortel Networks Corporation, his previous experience as Executive Vice President, Worldwide Operations, for Cisco Systems, and the responsibilities associated with these positions. Mr. Daichendt’s demonstrated management experience, financial literacy and independence were also attributes and skills that led the Committee on Directors and Governance to conclude that his abilities would fit with the needs of the Board of Directors.

Robert P. DeRodes, 59, is the Executive Vice President, Global Operations & Technology, First Data Corporation, an electronic commerce and payments company, joining the company in October 2008. In this role he is responsible for product development, service delivery, technology infrastructure, customer conversions, procurement, real estate and enterprise security and compliance for the global enterprise. Prior to joining First Data, he was Executive Vice President and Chief Information Officer for The Home Depot, a home improvement retailer, since February 2002. He previously served as President and Chief Executive Officer of Delta Technology, Inc. and Chief Information Officer for Delta Air Lines, Inc., an international airline company, from September 1999 until February 2002. Mr. DeRodes became a director of NCR on April 23, 2008. In determining that Mr. DeRodes should continue serving as a director of the Company, the Committee on Directors and Governance considered the scope of his current position and previous experience as Executive Vice President and Chief Information Officer for The Home Depot, his previous experience at Delta Technology, Inc. and Delta Air Lines, Inc, and the responsibilities associated with these positions. Mr. DeRodes’ demonstrated management experience; information technology experience; understanding of the financial services, retail and transportation industries; and independence led the Committee on Directors and Governance to conclude that his skills fit with the needs of the Board of Directors.

Class C—Current Terms Expiring in 2011:

Richard L. Clemmer, 57, became President and Chief Executive Officer of NXP B.V., a semiconductor company, on January 1, 2009. Prior to that, he was a senior advisor to Kohlberg Kravis Roberts & Co., a private equity firm, a position he held from May 2007 to December 2008. He previously served as President and Chief Executive Officer of Agere Systems Inc., an integrated circuits components company that was acquired in 2007 by LSI Logic Corporation, from October 2005 to April 2007. Between June 2004 and October 2005, he was an active partner at Shelter Capital Partners, a private investment fund. Between 2003 and October 2005, he was Chairman and President of Venture Capital Technology LLC, a technology investment and consulting company. Prior to this position, Mr. Clemmer served as President and Chief Executive Officer of PurchasePro.com, Inc. While serving as Chief Executive Officer, PurchasePro.com filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code on September 12, 2002, and, with the bankruptcy court’s authorization, completed a sale of substantially all of its assets on January 17, 2003. Mr. Clemmer is also a director of Trident Corporation. Mr. Clemmer became a director of NCR on April 23, 2008. During the past 5 years, Mr. Clemmer was a director of i2 Technologies, Inc. In determining that Mr. Clemmer should continue serving as a director of the Company, the Committee on Directors and Governance considered his experience in his position at NXP B.V., his former positions with Kohlberg Kravis Roberts & Co., Agere Systems Inc., and Shelter Capital Partners. Mr. Clemmer’s demonstrated management experience, independence, and financial literacy were also attributes that led the Committee on Directors and Governance to conclude that his skills would fit with the needs of the Board of Directors.

C.K. Prahalad, 68, is the Paul and Ruth McCracken Distinguished University Professor of Corporate Strategy at The Ross School of Business, University of Michigan. Mr. Prahalad is an internationally recognized specialist in corporate strategy and has been voted the most influential living thinker in management. He specializes in innovation and the role of top management in large, diversified, multi-national corporations. He is also a director of Hindustan Unilever Limited, India, Pearson PLC (U.K.), TVS Capital (a private equity firm) and World Resources Institute, Washington, D.C., a non-governmental organization. Mr. Prahalad became a director of NCR on January 1, 1997. From September 2007 to October 2008, Mr. Prahalad served as a director of Teradata Corporation. In determining that Mr. Prahalad should continue serving as a director of the Company, the Committee on Directors and Governance considered his previous experience as a director of Hindustan Lever Limited, India, Pearson PLC (U.K.), TVS Capital, and World Resources Institute, as well as his experience with Teradata Corporation. Mr. Prahalad’s expertise in corporate strategy and management of global enterprises, knowledge of transformation of large enterprises, independence and financial literacy were skills and attributes that led the Committee on Directors and Governance to conclude that his abilities would fit the needs of the Board of Directors.

ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

The Board of Directors oversees the overall performance of the Company on your behalf. Members of the Board stay informed of the Company’s business by participating in Board and committee meetings (including regular executive sessions of the Board), by reviewing materials provided to them prior to meetings and otherwise, and through discussions with the Chief Executive Officer and other members of management and staff.

Corporate Governance

NCR’s Board of Directors is elected by the stockholders to oversee the performance of the business and affairs of the Company. The Board selects the senior management team, which is charged with conducting the Company’s business. Having selected the senior management team, the Board acts as an advisor to senior management and monitors its performance. The Board reviews the Company’s strategies, financial objectives and operating plans. It also plans for management succession of the Chief Executive Officer, as well as other senior management positions, and oversees the Company’s compliance efforts.

To help discharge its responsibilities, the Board of Directors has adopted Corporate Governance Guidelines on significant corporate governance issues. These guidelines address, among other things, director independence, committee membership and structure, meetings and executive sessions, and director selection, retirement, and training. The Board’s Corporate Governance Guidelines, as well as the Board’s committee charters, are found on NCR’s corporate governance website at http://www.ncr.com/corpgovernance/guidelines.htm. You may obtain a written copy of these guidelines, or any of the Board’s committee charters, by writing to NCR’s Corporate Secretary at the address listed on page 14 of this proxy statement.

In connection with its Corporate Governance Guidelines, the Board of Directors has established independence standards. In general, the Board annually determines whether each director is considered independent, taking into account the independence guidelines of the NYSE and the factors listed immediately following this paragraph, which are included as Exhibit B, Definition of Director Independence, to the Board’s Corporate Governance Guidelines referenced above, in addition to those other factors it may deem relevant. No director may qualify as independent unless the Board affirmatively determines (i) under the NYSE listing standards, that he or she has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with NCR); and (ii) under the Company’s independence standards, that the director or director candidate:

•	has not been an employee of the Company or any of its affiliates, or affiliated with the Company, within the past five years;

•

has not been affiliated with or an employee of the Company’s present or former independent auditors or its affiliates for at least five years after the end of such affiliation or auditing relationship;

•

has not for the past five years been a paid advisor, service provider or consultant to the Company or any of its affiliates or to an executive officer of the Company or an employee or owner of a firm that is such a paid advisor, service provider or consultant;

•

does not, directly or indirectly, have a material relationship (such as being an executive officer, director, partner, or significant stockholder) with a significant customer or supplier of the Company, including payments in the previous three years to or from the Company to another company in a fiscal year exceeding the greater of $1 million or 2% of the other company’s consolidated gross revenues;

•

is not an executive officer or director of a foundation, university or other non-profit entity receiving significant contributions from the Company, including contributions in the previous three years that, in any single fiscal year, exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues;

•	has not been employed by another corporation that has (or had) an executive officer of the Company on its board of directors during the past five years;

•

has not received compensation, consulting, advisory or other fees from the Company, other than director compensation and expense reimbursement or compensation for prior service that is not contingent on continued service for the past five years; and

•

is not and has not been for the past five years, a member of the immediate family of (i) an officer of the Company, (ii) an individual who receives more than $120,000 per year in direct compensation from the Company, other than compensation for prior service that is not contingent on continued service, (iii) an individual who, with respect to the Company’s independent auditors or their affiliates, is a current partner or a current employee personally working on the Company’s audit or was a partner or employee and personally worked on the Company’s audit, (iv) an individual who is an executive officer of another corporation that has (or had) an executive officer of the Company on its board of directors, (v) an executive officer of a company that has made payment to, or received payments from, the Company in a fiscal year that exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues, or (vi) any director who is not considered an independent director.

NCR’s Board of Directors has determined that all of the Company’s non-employee directors and nominees, namely Quincy Allen, Edward (Pete) Boykin, Richard Clemmer, Gary Daichendt, Robert DeRodes, Linda Fayne Levinson and C.K. Prahalad meet the NYSE listing independence standards and the Company’s independence standards. There were no other transactions, relationships or arrangements that required review by the Board for purposes of determining director independence.

The Board met nine times last year. In 2009, all of the directors attended 75 percent or more of the total number of meetings of the Board and the committee(s) on which he or she serves. In addition, while there is no formal policy regarding director attendance at the annual meeting of stockholders, NCR’s directors have a practice of attending the Company’s annual meetings. All of the directors then in office attended the Company’s 2009 annual meeting of stockholders.

Board Leadership Structure and Risk Oversight

The Company’s Board of Directors has an integrated structure in which the roles of Chairman and Chief Executive Officer are combined and an Independent Lead Director has been appointed. As described above, the Board has determined that all of the Company’s non-management directors are independent. The Board’s non-management directors meet regularly in executive session with only the non-management directors present. Effective October 1, 2007, the Board of Directors appointed Linda Fayne Levinson as the Board’s Independent Lead Director. The Independent Lead Director presides at the executive sessions of the non-management directors and at all Board meetings at which the Chairman is not present, serves as liaison between the Chairman and the independent directors, frequently communicates with the Chief Executive Officer, calls meetings of the independent directors, obtains Board member and management input and sets the agenda for the Board with the Chief Executive Officer, approves meeting schedules to assure there is sufficient time for discussion of all agenda items, works with the Chief Executive Officer to ensure the Board members receive the right information on a timely basis, stays current on major risks and focuses the Board members on such risks, molds a cohesive Board, works with the Committee on Directors and Governance to evaluate Board and Committee performance, facilitates communications among directors, assists in recruiting and retention for new Board members, ensures that committee structure and committee assignments are appropriate and effective, ensures outstanding governance processes, leads discussions regarding CEO performance, personal development and compensation, and, if requested by major shareholders of the Company, is available for consultation and direct communication with such shareholders.

The Board has had several years of successful experience with a leadership structure in which the roles of Chairman and Chief Executive Officer are combined, and has determined that this structure, together with a very active and involved Independent Lead Director, is most appropriate and effective for the Company. The Board believes that this structure promotes greater efficiency, within the context of an active and independent Board, through more direct communication of critical information from the Company to the Board and from the Board to the Company. In addition, the Chief Executive Officer’s extensive knowledge of the Company uniquely qualifies him, in close consultation with the Independent Lead Director, to lead the Board in assessing risks and focusing on the issues that are most material to the Company.

The Board’s involvement in risk oversight includes receiving regular reports from members of senior management and evaluating areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The Audit Committee of the Board is responsible for overseeing the assessment of financial risk as well as general risk management programs. In carrying out this responsibility, the Audit Committee regularly evaluates the Company’s risk identification, risk management and risk mitigation strategies and practices. In addition, the Audit Committee receives and reviews reports prepared by the Company’s Enterprise Risk Management leader on an annual basis. In general, the reports identify, analyze, prioritize and provide the status of major risks to the Company. In addition, the Compensation and Human Resource Committee of the Board regularly considers potential risks related to the Company’s compensation programs as discussed below, and the Committee on Directors and Governance also considers risks within the context of its committee charter responsibilities. The Audit Committee, Compensation and Human Resource Committee and Committee on Directors and Governance each report at the next meeting of the Board all significant items discussed at each committee meeting, which includes a discussion of items relating to risk oversight. We believe the leadership structure of the Board effectively facilitates risk oversight by the Board as a result of (i) the role of the Board Committees in risk identification and mitigation, (ii) the direct link between management and the Board achieved by having one leader serve as Chairman and Chief Executive Officer, and (iii) the role of our active Independent Lead Director whose duties include managing the Board’s focus on major risks to the Company. Each of these items work together to ensure an appropriate focus on risk oversight.

Compensation Risk Assessment

Although recently there has been increased scrutiny of risk and whether companies’ compensation programs contribute to unnecessary risk taking, the Company has historically maintained a prudent and appropriately risk-balanced approach to its compensation programs and will continue to do so. The Company, through its Compensation and Human Resource Committee discussed below, does engage in a process to evaluate whether its executive and broad-based compensation programs contribute to unnecessary risk-taking and has concluded that the risks arising from these programs are not reasonably likely to have a material adverse effect on the Company.

Committees of the Board

NCR’s Board of Directors has four standing committees: the Audit Committee, the Compensation and Human Resource Committee, the Committee on Directors and Governance, and the Executive Committee.

Audit Committee:    The Audit Committee is the principal agent of the Board of Directors in overseeing: (i) the quality and integrity of the Company’s financial statements; (ii) the assessment of financial risk and risk management programs; (iii) the independence, qualifications, and performance of the Company’s independent registered public accounting firm; (iv) the performance of the Company’s internal auditors; and (v) the integrity and adequacy of internal controls and the quality and adequacy of disclosures to stockholders. The committee also:

•

is solely responsible for hiring, evaluating, setting compensation for and terminating the Company’s independent registered public accounting firm and pre-approving all audit, as well as any audit-related, tax and other non-audit services, to be performed by the independent registered public accounting firm;

•	reviews and discusses with NCR’s independent registered public accounting firm its quality control procedures and the Company’s critical accounting policies and practices;

•	regularly reviews the scope and results of audits performed by the Company’s independent registered public accounting firm and internal auditors;

•	prepares the report required by the SEC to be included in the Company’s annual proxy statement;

•	meets with management to review the adequacy of the Company’s internal control framework and its financial, accounting, reporting and disclosure control processes;

•	reviews the Company’s periodic SEC filings and quarterly earnings releases;

•

reviews and discusses with the Company’s Chief Executive Officer and Chief Financial Officer the procedures they followed to complete their certifications in connection with NCR’s periodic filings with the SEC; and

•	discusses management’s plans with respect to the Company’s major financial risk exposures.

The Audit Committee has four members, Quincy Allen, Edward (Pete) Boykin, Richard Clemmer and C.K. Prahalad, each of whom is independent and financially literate as determined by the Board under applicable SEC and NYSE standards. In addition, the Board has determined that Messrs. Boykin and Clemmer are each an “audit committee financial expert,” as defined under SEC regulations. No member of the committee may receive any compensation, consulting, advisory or other fee from the Company, other than Board compensation described below under the caption “Director Compensation,” as determined in accordance with applicable SEC and NYSE rules. Members serving on the Audit Committee are limited to serving on no more than two other audit committees of boards of directors of public companies, unless the Board of Directors evaluates and determines that these other commitments would not impair the member’s effective service to the Company.

A more detailed discussion of the committee’s mission, composition, and responsibilities is contained in the Audit Committee Charter, which was adopted as revised by the Board of Directors in October 2008. A copy of this charter can be found on NCR’s corporate governance website at http://www.ncr.com/corpgovernance/corpgov_board_charters.htm.

Compensation and Human Resource Committee:    This committee reviews and approves the Company’s total compensation goals, objectives and programs covering executive officers and key management employees as well as the competitiveness of NCR’s total executive officer compensation practices. The committee also:

•	evaluates and reviews the performance levels of the Company’s executive officers and determines base salaries, equity awards and incentive awards for such officers;

•	discusses its evaluation of, and determination of compensation to, the Chief Executive Officer at executive sessions of the Board of Directors;

•	reviews and approves the Company’s executive compensation plans;

•	oversees the Company’s compliance with NYSE rules relating to approval of equity compensation plans;

•	reviews management’s proposals to make significant organizational changes or significant changes to existing executive officer compensation plans; and

•	oversees the Company’s plans for management succession and development.

This committee may delegate its authority to the Company’s Chief Executive Officer to make equity awards to individuals other than executive officers in limited instances.

This committee currently has three members, Gary Daichendt, Robert DeRodes and Linda Fayne Levinson, each of whom the Board of Directors has determined meets the NYSE listing independence standards and the Company’s independence standards.

This committee is authorized to and has directly engaged its compensation consultant, Frederic W. Cook & Co., Inc., to review the Company’s long-term incentive program, the Management Incentive Plan and other key programs related to the compensation of executive officers. In 2009, the committee directed its consultant to conduct market studies, review publicly available market data and be readily available for consultation with this committee and its members regarding such matters.

A more detailed discussion of the committee’s mission, composition, and responsibilities is contained in the Compensation and Human Resource Committee Charter, which was adopted as revised by the Board of Directors in January 2009. A copy of this charter can be found on NCR’s corporate governance website at http://www.ncr.com/corpgovernance/corpgov_board_charters.htm.

Committee on Directors and Governance:    This committee is responsible for reviewing the Board’s corporate governance practices and procedures, including the review and approval of each related party transaction under the Company’s Related Person Transaction Policy, unless the committee determines that the approval or ratification of such transaction should be considered by all of the disinterested members of the Board of Directors, and the Company’s ethics and compliance program, and:

•	establishes procedures for evaluating the performance of the Board of Directors and oversees such evaluation;

•	reviews and makes recommendations to the Board concerning director compensation; and

•

reviews the composition of the Board of Directors and the qualifications of persons identified as prospective directors, recommends the candidates to be nominated for election as directors, and, in the event of a vacancy on the Board, recommends any successors.

This committee is authorized to engage consultants to review the Company’s director compensation program. In 2009, the committee engaged Semler Brossy Consulting Group, LLC to conduct market studies, review publicly available market data to assess compensation levels and structure for non-employee directors of the Company, including Board and committee retainers, meeting fees, committee chair fees, lead director compensation, and initial and long-term incentive equity grants.

The Committee on Directors and Governance is composed entirely of independent directors, Edward (Pete) Boykin, Gary Daichendt, Linda Fayne Levinson and C.K. Prahalad.

Selection of Nominees for Directors

Our directors and the Committee on Directors and Governance are responsible for recommending candidates for membership to the Board. The director selection process is described in detail in the Board’s Corporate Governance Guidelines, which are posted on the Company’s corporate governance website at http://www.ncr.com/corpgovernance/guidelines.htm. In determining candidates for nomination, the Committee on Directors and Governance will seek the input of the Chairman of the Board and the Chief Executive Officer, and, in the event the positions of Chairman of the Board and Chief Executive Officer are held by the same person, the Independent Lead Director, and will consider individuals recommended for Board membership by the Company’s stockholders in accordance with the Company’s Bylaws and applicable law. The Board’s Corporate Governance Guidelines include director qualifications guidelines for directors standing for re-election and candidates for membership on the Board. When selecting individuals to serve on the Company’s Board of Directors, the Committee on Directors and Governance considers the needs of the Board and the attributes of the candidate, including independence, demonstrated leadership, and skills, including financial literacy. In addition, although there is no specific policy on considering diversity, the Board and the Committee on Directors and Governance believe that Board membership should reflect diversity in its broadest sense, including persons diverse in geography, gender, ethnicity, experience, functional background, and professional experience.

From time to time, the committee may engage outside search firms to assist it in identifying and contacting qualified candidates. The Committee on Directors and Governance did not engage a search firm to identify qualified candidates for the Board of Directors during 2009. In 2008, the Committee on Directors and Governance engaged Egon Zehnder International to assist in identifying qualified candidates for open Class A,

Class B and Class C Director positions. The committee selected Messrs. Richard Clemmer, Robert DeRodes, and Quincy Allen, each of whom was recommended by Egon Zehnder International, for these open positions. All candidates are evaluated by the committee using the qualification guidelines included as part of the Board’s Corporate Governance Guidelines. As part of the selection process, the Committee on Directors and Governance and the Board of Directors examine candidates’ business skills and experience, personal integrity, judgment, and ability to devote the appropriate amount of time and energy to serving the best interests of stockholders. The Board and the Committee on Directors and Governance are committed to finding proven leaders who are qualified to serve as NCR directors.

Stockholders wishing to recommend individuals for consideration as directors should contact the Committee on Directors and Governance by writing the Company’s Corporate Secretary at NCR Corporation, 3097 Satellite Boulevard, Duluth, Georgia 30096. Recommendations by stockholders that are made in this manner will be evaluated in the same manner as other candidates. Stockholders who want to nominate directors for election at NCR’s next annual meeting of stockholders must follow the procedures described in the Company’s Bylaws, which are available on our corporate governance website at http://www.ncr.com/corpgovernance/corpgov_bylaws.htm. See “Procedures for Stockholder Proposals and Nominations” on page 65 of this proxy statement for further details regarding how to nominate directors.

The directors nominated by the Board of Directors for election at the 2010 annual meeting were recommended by the Committee on Directors and Governance. All of these candidates for election are currently serving as directors of the Company and have been determined by the Board to be independent.

A more detailed discussion of the committee’s mission, composition, and responsibilities is contained in the Committee on Directors and Governance Charter. A copy of this charter can be found on NCR’s corporate governance website at http://www.ncr.com/corpgovernance/corpgov_board_charters.htm.

Executive Committee:    This committee has the authority to exercise all powers of the full Board of Directors, except those prohibited by applicable law, such as amending the Bylaws or approving a merger that requires stockholder approval. This committee meets between regular Board meetings if urgent action is required.

The Executive Committee currently has four members, William Nuti, Edward (Pete) Boykin, Gary Daichendt and Linda Fayne Levinson. A more detailed discussion of the committee’s mission, composition and responsibilities is contained in the Executive Committee Charter. A copy of this charter can be found on NCR’s corporate governance website at http://www.ncr.com/corpgovernance/corpgov_board_charters.htm.

Board Committee Membership

Name	Executive Committee	Compensation and Human Resource Committee	Audit Committee	Committee on Directors and Governance
Quincy Allen			X
Edward (Pete) Boykin	X		X*	X
Richard Clemmer			X
Gary Daichendt	X	X		X*
Robert DeRodes		X
Linda Fayne Levinson	X	X*		X
William Nuti	X*
C. K. Prahalad			X	X
Number of meetings in 2009	0	7	8	4

*Chair

Communications with Directors

Stockholders or interested parties wishing to communicate directly with NCR’s Board of Directors, any individual director, the Chairman of the Board, or NCR’s non-management or independent directors as a group are welcome to do so by writing NCR’s Corporate Secretary at 3097 Satellite Boulevard, Duluth, Georgia 30096. The Corporate Secretary will forward appropriate communications. Any matters reported by stockholders relating to NCR’s accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee as appropriate. Anonymous and/or confidential communications with the Board of Directors may also be made by writing to this address. For more information on how to contact NCR’s Board, please see the Company’s Corporate Governance website at http://www.ncr.com/corpgovernance/corpgov_contact.htm.

Code of Conduct

The Company has a Code of Conduct that sets the standard for ethics and compliance for all of its employees. NCR’s Code of Conduct is available on NCR’s corporate governance web site at http://www.ncr.com/about_ncr/corporate_governance/code_of_conduct.jsp. To receive a copy of the Code of Conduct, please send a written request to the Corporate Secretary at the address provided above.

Section 16(a) Beneficial Ownership Reporting Compliance

During 2009, all executive officers and directors of the Company timely filed the reports required under Section 16(a) of the Securities Exchange Act of 1934.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this Compensation Discussion and Analysis, we provide an overview of the Company’s executive compensation program, including a discussion of the compensation philosophy of the Compensation and Human Resource Committee of our Board of Directors (the “Committee”). We also review the material elements of compensation earned by or paid to our Named Executive Officers (defined in the following paragraph) in 2009, and discuss and analyze the compensation decisions made by the Committee in 2009. Finally, we describe the key actions the Committee has taken relating to 2010 compensation of our executives.

Our named executive officers discussed in this Compensation Discussion and Analysis and the related compensation tables are the officers listed in the table below (collectively, the “Named Executive Officers”).

Name	Title
William Nuti	Chairman of the Board, Chief Executive Officer and President
Robert Fishman	Vice President and Interim Chief Financial Officer
Anthony Massetti*	Former Senior Vice President and Chief Financial Officer
John Bruno	Executive Vice President, Industry Solutions Group
Peter Leav	Senior Vice President, Worldwide Sales
Peter Dorsman	Senior Vice President, Global Operations

*  On October 2, 2009, Anthony Massetti resigned from his position as Senior Vice President and Chief Financial Officer, effective October 23, 2009. On October 6, 2009, the Company appointed the Vice President and Corporate Controller, Robert Fishman, to serve as the Interim Chief Financial Officer of NCR, effective as of October 23, 2009.

Executive Summary

Compensation Philosophy.    Our executive compensation program focuses on three key objectives: (i) attract, retain and motivate high quality talent; (ii) establish commonality of interest between our executives and stockholders; and (iii) monitor and adopt competitive executive compensation best practices appropriate for the Company. These objectives guided the decisions made by the Committee in 2009 and early 2010 as they strived to balance the effect of the global economic downturn and the strong performance of our executive officers in response to such challenges.

Effect of Global Economic Conditions on the Company’s Performance and Executive Compensation.    The Committee considered the impact of the global economic conditions on the Company’s financial performance, as well as the Company’s pension funding status, when making decisions affecting executive compensation.

2009 Financial Performance.    The global economic conditions and the resulting impact on the global financial services, retail and hospitality industries negatively affected our year-over-year revenue and results. The negative effect was primarily due to the overall market and economic conditions, and their effect on our customers’ capital spending. Nonetheless, the challenges of the economy did not affect on-going initiatives to restore long-term profitable growth for our Company, such as the Company’s successful launch of our entertainment kiosk business, continued share gains in our core financial and various self-serve markets, opening of two new manufacturing plants, and improvements in our operating infrastructure.

2009 Pension Expense.    Our year-over-year financial results were also negatively impacted by a significant increase in our pension expense, precipitated by a severe decline in global equity markets and a lower overall interest rate environment. Due to the loss in value of plan assets caused by the effect of the financial crisis on financial markets, the Company’s pension expense increased from $25 million in 2008 to $159 million in 2009. The performance metrics we use for our short- and long-term incentive programs exclude the impact of pension income or expense. However, the change in pension expense has a perceived negative impact on the value of the outstanding stock and options our executives hold. Combined with the lack of payouts under our 2009 incentive programs described below, this declining value impacts our competitive position for retention of key executives. Consequently, the Committee took action in 2009 and early 2010 to address these retention concerns, which is discussed below in this Compensation Discussion and Analysis.

Key Compensation Decisions and Events.    The Committee proactively managed the executive compensation program in 2009 and early 2010 to address the effects of the challenging economic environment described above. We implemented a rigorous company-wide expense management initiative in 2009, under which the Committee:

•	froze the base salaries of our Named Executive Officers; and

•	eliminated the annual cash incentive program for all Named Executive Officers.

Although the Committee continued to grant annual performance-based equity awards in 2009 under the Company’s long-term incentive program, it determined there would be no payout for these awards due to the financial performance of the Company. Thus, no Named Executive Officer earned an annual cash bonus or equity award under the Company’s standard short- and long-term incentive plans in 2009. In addition, Messrs. Bruno and Leav did not earn a payout under the performance-based restricted stock unit awards they received in connection with their hiring. In light of these developments and the retention concerns arising from the economic environment described above, the Committee granted special equity awards in 2009 and early 2010 to key executives, including our Named Executive Officers. These awards were intended to enhance the retention incentives for our senior leadership.

The Committee also reviewed evolving executive compensation best practices throughout 2009 and in early 2010, pursuant to which it:

•	adopted a Compensation Recovery Policy (or a so-called claw-back policy); and

•	recommended, and the Board of Directors approved, an amendment to the NCR Change in Control Severance Plan to eliminate tax gross-ups for new participants in the plan.

Under the Compensation Recovery Policy, an executive would forfeit short- and long-term incentive awards in the event the executive’s misconduct caused us to restate our financial results. This policy supports the accuracy of our financial statements and works in tandem with our stock ownership guidelines to further align our executives’ interests with that of our stockholders’ over the long term.

Overview of Executive Compensation

Compensation Philosophy and Framework.    The Committee has the sole authority to make compensation-related decisions for the Company’s executive officers, including our Named Executive Officers. The Committee relies on three key objectives to drive its executive compensation decisions. Each objective, including its underlying supporting principles, is described below. The Committee regularly evaluates these objectives to ensure that they are consistent with our goals and needs.

1. Attract, retain and motivate high quality talent.    To achieve this objective, we generally strive to establish target compensation for Named Executive Officers at or near the market median for our peer group. Actual target compensation will be set at a level that is fully competitive depending on each situation and in consideration of our evolving need to have the right experience and quality of talent in key leadership positions to best achieve our strategic objectives. In addition, we condition our equity awards upon multi-year vesting schedules to encourage our executives to remain with us throughout the entire vesting period. We also offer a performance-based compensation program that allows our executives to attain higher payouts based on company and individual performance.

2. Establish commonality of interest between our executives and stockholders.    Our incentive compensation plans are designed to ensure a strong correlation between our executives’ actual compensation earned and the delivery of successful operating performance for the Company. A significant portion of our executives’ compensation is performance-based, which motivates key, successful behaviors because it links compensation earned with company performance, thereby encouraging our executives to think and act like stockholders. The performance measures we use are designed to drive the successful attainment of both individual executive and Company-level objectives, and, in turn, our short- and long-term strategies. We generally use three types of programs to accomplish this: annual performance-based equity awards; a performance-based annual cash incentive plan; and special performance awards for exemplary individual contributions paid in the form of cash or equity. As a result of the substantial focus on performance-based compensation, actual realized pay may fall above or below the targeted levels described above.

3. Monitor and adopt competitive executive compensation best practices appropriate for the Company.    We continuously evaluate trends and best practices to remain competitive within our peer group and the general industry. We strive to adopt executive compensation best practices that are consistent with our pay-for-performance philosophy where such practices are in the best interest of both the Company and our stockholders. For example, we amended the NCR Change in Control Severance Plan to eliminate “tax gross-ups” for new participants and approved a Compensation Recovery Policy (or claw-back policy) for executive officers. Additionally, we maintain an executive stock ownership policy that encourages executives to accumulate a specified amount of Company stock over a set time period, to retain a portion of shares acquired through the vesting of performance-based restricted stock units or restricted stock units, and to hold shares obtained through the exercise of stock options. We also design our executive compensation policies to discourage unnecessary or excessive risk-taking, and generally design our programs so that incentive compensation paid to our executive officers receives maximum tax-deductibility, to the extent we believe that doing so is in our stockholders’ best interests.

Performance-Based Compensation.    Compensation of our Named Executive Officers is highly performance-based. We use performance-based cash and equity incentives to reward our Named Executive Officers for achieving performance targets set annually by the Committee. In 2009, all equity awards made to our Named Executive Officers were performance-based, with the exception of one time-based restricted stock unit award made to Mr. Fishman for retention purposes as discussed on page 27. Of the target total direct compensation of our Named Executive Officers in 2009, approximately 76 percent was performance-based. The portion of performance-based “at risk” compensation increases directly with the executive’s role and responsibility within the Company, ensuring our senior officers are held most accountable to our stockholders. Of the target total direct compensation of our Chief Executive Officer in 2009, approximately 90 percent was performance-based.

However, in 2009, none of our Named Executive Officers earned a cash-based annual incentive award or payout of the annual performance-based restricted stock units granted under the Company’s standard short- and long-term incentive plan designs, each of which is described in detail in this Compensation Discussion and Analysis. In addition, the portion of hiring awards for Messrs. Bruno and Leav consisting of performance-based restricted stock units did not earn a payout. Due to retention concerns, the Committee granted performance-based retention awards to certain executives in 2009. As described below, the performance condition applicable to the retention award granted to our CEO was achieved. The performance period for the retention awards granted to certain of our other Named Executive Officers in 2009 has not ended, and thus it is not known at this time whether the performance conditions applicable to those awards will be achieved.

Compensation Recovery Policy.    As described in “Compensation Philosophy and Framework,” the Committee regularly monitors, and adopts when appropriate for our Company and our stockholders, evolving executive compensation best practices. In furtherance of this objective, in October 2009, the Committee adopted a Compensation Recovery Policy (or a so-called claw-back policy). Under this policy, each executive officer must repay or forfeit, as directed by the Committee, any annual incentive, long-term incentive, equity-based award or other performance-based award received by him or her if:

•

the payment, grant or vesting of such compensation was based on the achievement of financial results that were the subject of a restatement of the Company’s financial statements, as filed with the Securities and Exchange Commission;

•	the need for the restatement was identified within 3 years after the date of the first public issuance or filing of the financial results that were subsequently restated;

•	the Committee determines in its sole discretion, exercised in good faith, that the executive officer’s negligence, fraud or misconduct caused or contributed to the need for the restatement; and

•

the Committee determines in its sole discretion that it is in the best interests of the Company and its stockholders for the executive officer to repay or forfeit all or any portion of the compensation.

In addition, if the Committee determines that this policy applies to an executive officer, then in addition to the above provisions, the executive officer shall, to the fullest extent permitted by law and as directed by the Committee: (i) forfeit any outstanding equity-based awards; and (ii) repay the amount received upon settlement of any time-based equity awards or any gains realized upon the exercise of stock options.

Role of Compensation Consultant and Chief Executive Officer.    The Committee has the authority to determine compensation-related decisions for the Company’s executive officers, set plan metrics and make other compensation-related decisions as authorized and required by its charter. The Committee considers recommendations from its compensation consultant, Frederic W. Cook & Co., Inc. (“FWC”), as well as our Chairman of the Board, Chief Executive Officer and President, Mr. Nuti (whom we refer to as our “CEO”) in making such decisions.

As discussed on pages 12-13 of this proxy statement, under its Charter, the Committee is authorized to and has directly engaged FWC, who is independent of the Company’s management and reports directly to the Committee. FWC has no economic relationships with the Company other than its role in advising the Committee. FWC works with management only under the direction and approval of the Committee on matters that fall within the Committee’s responsibility as outlined in its charter. FWC plays an integral role in providing the Committee expert advice regarding compensation matters for the executive officers, including the CEO. This advice includes: information about competitive market rates; assistance in the design of the variable incentive plans and the establishment of performance goals; assistance in the design of indirect compensation programs (e.g., change in control policy, general severance and perquisites); and assistance with Section 162(m) and Section 409A compliance, disclosure matters, and other technical matters.

Our CEO attends most meetings of the Committee and participates by discussing with, and making recommendations to, the Committee regarding candidates for executive positions, compensation packages for new and existing executives, and executive benefits. Our CEO also provides the Committee with a performance review of key executive talent as it relates to both their development needs and their compensation. In addition, our CEO provides recommendations to the Committee concerning the financial performance metrics to be used to determine short-term and long-term incentive compensation for all executive officers. Although our CEO provides written input regarding his performance by establishing annual objectives at the beginning of the year in conjunction with the Committee and the Board and providing the Committee and the Board a self-evaluation at the end of the year, neither he nor any member of management makes any recommendation to the Committee regarding his compensation. FWC provides the Committee with a thorough analysis of the CEO’s pay profile, both historically and in comparison to the Company’s peer group. Using this in conjunction with tally sheets, the Committee recommends the CEO’s compensation. The CEO is never present during these discussions and is not provided a copy of the consultant’s report.

Analytical Tools.    Each year, the Company’s management and the Committee’s compensation consultant, FWC, conduct analyses for the Committee of our executive compensation program and related decisions using various tools to assess both external and internal factors, each of which is described below.

External Analysis—Peer Group Analysis and Market Surveys.    We use several methods to examine the various elements of our executive compensation program to gauge where we stand versus the competitive market and understand current compensation practices. In general, the Committee considers the median of the peer group data described below when establishing base salary, annual incentive and long-term incentive opportunities. However, the Committee retains the flexibility to make adjustments in order to respond to market conditions, promotions, individual performance and internal equity. The Committee also reviews broad-based, publicly available survey data for the positions below the CEO level where proxy data may not be available in order to have a general reference point in understanding the competitive market in which we compete.

Compensation Peer Group.    FWC generally leads the effort to develop and present peer group data used by the Committee. FWC’s typical independent analysis includes an examination of the cash and equity elements of compensation for the five most highly compensated executives in each peer company and a comparison of the Company’s similarly ranked Named Executive Officers to the lower, median and upper quartiles of the entire group. The analysis also includes comprehensive modeling of long-term incentive costs and resulting levels of stockholder value transfer and dilution, which helps the Committee develop an annual budget for aggregate, Company-wide long-term incentives.

The unique combination of industries represented in our Company creates challenges in identifying comparable companies for executive compensation benchmarking. We select our peer group by examining other companies in terms of industry, size and recruiting. That is, we look at companies in our applicable GICS (Global Industry Classification Standard) industry groups that are of reasonably similar size based on annual revenue, market capitalization, operating income and number of employees. We also consider companies with which we compete for talent.

We review our peer group at least once per year to ensure it continues to reflect the parameters originally outlined. In 2009, we removed: Andrew Corporation because it was purchased by Commscope, Inc.; Sun Microsystems because it is being acquired by Oracle; and Avaya because it is no longer a publicly-held company. No other changes were made in 2009. Our 2009 peer group consisted of the companies listed below:

Agilent Technologies, Inc.	Commscope, Inc	Diebold, Incorporated
DST Systems, Inc.	EMC Corporation	Fiserv, Inc.
Harris Corporation	Imation Corp.	Juniper Networks, Inc.
Lexmark International, Inc.	Logitech International SA	NetApp, Inc.
Pitney Bowes Inc.	SanDisk Corporation	Seagate Technology
Symantec Corporation	Tellabs, Inc.	Western Digital Corporation

Broad-Based Market Surveys.    Management generally prepares an analysis for the Committee that compares the compensation of our executive officers against that of similar roles found in broad-based publicly available executive compensation market surveys so that the Committee can understand current market trends and practices. In 2009, management used four surveys for the analysis, two of which were “general industry” in nature and two of which concentrated on companies in high-tech industries. The surveys included both the Company’s competitors and non-competitors. The number of companies participating in each survey ranged from approximately 100 to over 700 and the Committee was not provided with the names of the participant companies. We chose these particular surveys for several reasons. First, some of the surveys are global in nature which enables us to obtain salary structure market data in numerous countries under a consistent methodology. Second, the surveys are broad in that they include positions in a variety of disciplines. Third, the surveys are widely respected and viewed as reliable data sources. Using this approach allows us to collect substantial and meaningful market data through the purchase of a limited number of surveys to understand market trends and practices.

Internal Analysis—Tally Sheets and Internal Equity.    In addition to reviewing the market data described above, the Committee also reviews various internal analyses described below.

Tally Sheets.    At each regular Committee meeting, the Committee reviews tally sheets prepared by management when considering compensation changes for our executives. Our tally sheets provide:

•	current and historical total compensation;

•	comparison of current compensation to market median and 75th percentile;

•	value of future equity vestings at current and assumed future stock prices;

•	value of stock option exercises for the past five years;

•	current-year short-term incentive targets;

•	year-to-date value of executive perquisites received;

•	ownership levels in NCR common stock and how this compares to equity ownership guidelines;

•	pension benefit estimates and savings plan balances, as applicable; and

•	estimates of benefits provided to each executive upon various termination scenarios.

The tally sheets are used by the Committee to review the degree to which current, historic and projected compensation, including unvested equity awards and separation benefits, support the Company’s retention objectives. The Committee uses the data in the tally sheets to gauge actual and projected wealth accumulation levels. The tally sheets are also used to compare year-over-year compensation as part of the process of setting compensation for the next year.

Internal Equity.    In addition to the tally sheets, management prepares an overview of each executive’s base salary, annual incentive targets, and long-term incentive awards in comparison to internal peers. To maintain fairness throughout the executive ranks, we strive to ensure a level of consistency in compensation with differences based on the degree of judgment and strategic nature of the role of the executive, as well as each executive’s individual performance. We analyze the relationship between our CEO’s compensation and the compensation of our other Named Executive Officers. In 2009, our CEO’s actual compensation was 1.3, 1.3 and 2.6 times base salary, Cash Compensation (as defined in the following section), and Cash Compensation and equity (using the grant date fair value), respectively, of the next highest-paid Named Executive Officer. Our CEO is compensated at higher Cash Compensation and equity levels than the other Named Executive Officers to reflect his leadership responsibility, the market rate for CEO talent, the strategic nature of his position as the senior executive leading the entire organization, the extent and scope of his responsibilities, his performance and the judgment that he brings to his position. In addition to regularly considering the information provided by external data, tally sheets and internal equity analyses, the Committee took special note in this year’s decisions of the uncertain state of the economy, the Company’s overall expense management initiatives and retention concerns.

Compensation Decisions

The material elements of compensation used to achieve the objectives of our executive compensation program are (i) cash compensation, consisting of base salary and annual cash incentives (such as the annual cash award opportunities available under the Management Incentive Plan (defined on page 22) (collectively, “Cash Compensation”); and (ii) long-term equity incentives (stock options, performance-based restricted stock units, and, on a limited basis, time-based restricted stock units). In addition, we provide to our Named Executive Officers post-termination compensation including severance, change in control arrangements (in some cases), and, on a limited basis, retirement benefits and executive perquisites.

The elements of the executive compensation program have been designed to achieve both short- and long-term Company performance targets. All elements are considered together because each element impacts the other. For example, we do not finalize base pay without also considering the resulting total cash compensation. In determining the appropriate mix of compensation elements, we strive to balance the focus on short- and long-term goals, while maximizing the use of performance-based compensation elements. The use of variable pay establishes commonality of interest between our executives and our stockholders.

Base Salary

We strive to set base salaries at a level that is competitive with our peer group. By doing so, we are able to attract and retain top quality executive talent and ensure that our overall fixed costs are kept at a reasonable level.

The Committee established the base salary of Mr. Leav, who was hired as our Senior Vice President, Worldwide Sales, pursuant to a letter agreement dated as of December 28, 2008, at $450,000. The Committee established Mr. Leav’s salary based on peer group data and internal equity considerations. The Committee also decided to freeze the base salaries of our Named Executive Officers in 2009. This decision was made primarily based on the Company’s overall expense management initiatives. The base salaries paid to the Named Executive Officers during 2009 are reported in the Summary Compensation Table on page 35.

Short-Term Incentives

We provide annual cash incentives to motivate our executive officers to attain specific short-term performance objectives, which, in turn, further our long-term objectives. Our short-term incentive structure ensures that a significant portion of each executive officer’s Cash Compensation is “at risk” and payable only if designated performance measures are achieved.

In March 2009, in a significant demonstration of leadership, Mr. Nuti asked that he not be considered to receive an annual incentive for 2009 to further support our expense management initiatives. The Committee honored Mr. Nuti’s request, and also decided to eliminate annual incentives for the other Named Executive Officers for the first half of 2009. The Committee also later eliminated the second half of the annual incentive for our Named Executive Officers. As a result, none of our Named Executive Officers earned an annual incentive for 2009.

Following is a brief description of our 2009 annual incentive program for our Named Executive Officers prior to its cancellation.

Award Opportunities for Messrs. Nuti, Massetti, Bruno, Leav and Dorsman.    The annual cash incentives for Messrs. Nuti, Massetti, Bruno, Leav and Dorsman were established under the Management Incentive Plan, which was approved by our stockholders in 2006 (the “Management Incentive Plan”). (See “Award Opportunity for Mr. Fishman” below for a description of the annual cash incentive program in which he participated.) The award, which was set to comply with Section 162(m) of the Code, for each participating Named Executive Officer under the Management Incentive Plan equaled 1.5 percent and 0.75 percent of the Company’s earnings before income taxes for Mr. Nuti and each of the other Named Executive Officers, respectively. (See Tax Deductibility Policy section for additional information on Section 162(m).) This measure, earnings before income taxes, was used to ensure that bonuses are determined as a percentage of controllable profit. We use a measure that excludes income taxes to ensure that profit is defined based on operating results that the participating Named Executive Officers can directly influence. The award amount was set at a level sufficient to ensure reasonable award levels under all expected future scenarios, taking into consideration possible changes in the level of earnings before income taxes that might result from operational performance, as well as merger and acquisition and related activities.

2009 Management Incentive Plan Objectives.    Consistent with Section 162(m) of the Internal Revenue Code (the “Code”), the Committee retains the discretion to reduce the annual cash incentive award for Named Executive Officer to an amount that would be less than 1.5 percent or 0.75 percent, as applicable, of the Company’s earnings before income taxes. In considering whether to exercise this discretion, the Committee considers, among other things, the extent to which our Named Executive Officers achieved certain pre-established objectives (the “2009 Management Incentive Plan Objectives”). The 2009 Management Incentive Plan Objectives were tied to (i) core financial objectives, (ii) individual management objectives, and (iii) customer success targets.

Core Financial Objective.    Each participating Named Executive Officer was assigned a core financial performance objective based on corporate non-pension operating income after capital charge (“NPOICC”). We used NPOICC as a measure because it (i) reflects our highest business imperative – driving growth in profit by increasing revenue and controlling operating costs, (ii) is simple to calculate and easily understood by both employees and stockholders, (iii) is a measure that we track throughout the year, and (iv) is a critical measure investors use to gauge our execution.

NPOICC is our operating income as reported under generally accepted accounting principles, but without taking into consideration the impact of pension income or expense for the year. We exclude the impact of pension income or expense when calculating our operating income because such impact is better considered over several years and does not directly relate to an executive officer’s performance or the Company’s success in operations. The non-pension operating income is then adjusted to take into consideration capital charges for the year, as these charges represent our cost of capital as used in our operations and corporate activities. By incorporating this factor into the performance measure, we are able to ensure the Named Executive Officers consider the long-term impact of their decisions as well as the short-term financial consequences. The long-term impact is based on charging a cost of capital for long-term assets to reflect our investors’ assumed expected return on equity capital. The short-term financial consequence is based on the charge associated with working capital items such as accounts receivable, inventory and other current liabilities. As a result, we expected the core financial objective to motivate the Named Executive Officers to prudently manage our assets as they strived to increase revenue and lower operating costs.

When considering how the core financial metric should impact the Committee’s exercise of negative discretion, the Committee established guidelines for the participating Named Executive Officers, which were expressed as a percentage of base salary. Depending on the actual performance results for the core financial objective, each participating executive could have retained between 0 to 250 percent of his target. The targets were set based on peer group data and internal positioning as indicated below:

Named Executive Officer	Target Bonus (% of Base Salary)
William Nuti	125
Anthony Massetti	100
John Bruno	100
Peter Leav	75
Peter Dorsman	75

Prior to cancellation of the annual incentive program, the Committee established two six-month targets for the NPOICC core financial metric. The threshold, target and maximum performance goals for the full year were set at $267.5 million, $307.5 million and $367.5 million, respectively. For the first half of 2009, such goals were set at $60.5 million, $72.5 million and $90.5 million, respectively, and for the second half of 2009, such goals were set at $207 million, $235 million and $277 million, respectively. The 2009 core financial objective also contained a suggested payout threshold based on operating results as measured by non-pension operating income (“NPOI”), which was set at $340 million. In using its discretion to determine the amount of annual incentive award it grants, the Committee considers whether this threshold is achieved. The Company did not meet this threshold in 2009. The financial objectives under the annual cash incentive program are generally set at a level that is more challenging than the financial objectives under the long-term incentive program described below to ensure that our executive officers are properly motivated and rewarded only for outstanding performance.

Management by Objectives.    Each participating Named Executive Officer, except the CEO, had multiple management objectives, which we refer to as “management by objectives,” that the Committee would have considered in using its discretion to determine the final amount of the annual awards.

Customer Success.    Each participating Named Executive Officer had various customer service measures, the achievement of which the Committee would have considered in using its discretion to determine the final amount of the annual awards.

Award Opportunity for Mr. Fishman.    Since Mr. Fishman was not an executive officer at the beginning of 2009, he participated in the Company’s Rewards for Results Plan, which is our annual short-term incentive plan for non-executive, non-sales employees. The Committee did not make any adjustments to Mr. Fishman’s annual incentive opportunity when he was appointed to serve as interim CFO. The core financial metric under the

Rewards for Results Plan was NPOI. The 2009 Rewards for Results Plan was eliminated due to our expense management initiatives.

Other Short-Term Incentives.    In 2009, Mr. Dorsman led the successful opening of two manufacturing plants in the United States and Brazil. In doing so, Mr. Dorsman met a demanding budget, schedule and other requirements. Consequently, the Committee awarded a one-time cash bonus of $50,000 in 2010 to Mr. Dorsman to recognize these 2009 accomplishments.

Long-Term Incentives

We implemented our long-term incentive program to ensure that a large portion of total compensation for executives is directly aligned with Company performance and changes in stockholder value that are driven by Company performance. Long-term equity awards granted to our Named Executive Officers in 2009 were made under the 2006 NCR Corporation Stock Incentive Plan (the “Stock Incentive Plan”) approved by our stockholders in 2006. The use of equity (i) unites all executives in a common set of goals and fosters stock ownership, which creates commonality of interests with stockholders, and (ii) enhances the retentive aspect of the overall compensation program by requiring executives to remain employed for a multi-year period until awards fully vest.

Annual Awards.    In early 2009, the Committee approved changes in the design of the long-term incentive program for 2009 to account for the uncertain economic outlook and the Company’s lower stock price. First, the mix of equity vehicles for the annual grant was changed from 50 percent stock options and 50 percent performance-based restricted stock units to 100 percent performance-based restricted stock units. This change was intended to maintain the annual run rate of equity awards within a reasonable range. The change also reduced the accounting expense of the equity program and provided an additional level of security to employees in uncertain times, while maintaining an appropriate focus on performance. Second, the performance period for the performance-based restricted stock units was one year rather than the historical three-year period, although the vesting period continued to be the traditional three-year period. The Committee determined that there might be higher probability of establishing appropriate targets for a one-year period when visibility on the economy was extremely limited. If we had continued using the three-year performance period in the unpredictable economy, there would be a greater risk of setting the performance targets too low and achieving maximum payout without exceptional performance, or setting the targets unreasonably high and not having any payout despite strong performance, which would cause retention concerns. Third, the vesting terms for the performance-based restricted stock units provided that the award would not vest until December 31, 2011. This change was intended to ensure the awards maintained a long-term retentive value.

Award size. When determining the overall annual equity program for the Company for the upcoming year, we balance the size of individual awards, the number of participants, and accounting expenses from prior year grants with the total annual expense plan approved by the Board of Directors. As mentioned above, FWC also conducts a comprehensive analysis of long-term incentive costs and resulting levels of stockholder value transfer and dilution, which helps the Committee develop an annual budget for aggregate, Company-wide long-term incentives. Generally, the 2009 award levels for our Named Executive Officers were between the median and 75th percentile of the market data. In addition, we considered the following factors when establishing the 2009 annual award levels:

•	The 2009 annual award granted to the CEO was determined by the Committee through analysis of peer group data, as well as consideration of Mr. Nuti’s past awards and performance to date.

•	As described in the discussion on ad hoc awards below, Mr. Leav did not receive an annual award in 2009 because his hiring was close to the time that annual equity awards were granted.

•

The amount of the awards granted to Messrs. Massetti, Bruno and Dorsman was determined by analyzing the applicable median value of long-term incentive awards granted by the companies in our peer group and based on individual performance.

•

Mr. Fishman was granted an annual award in line with the guidelines for employees in his internal grade level to encourage him to remain with the Company and to recognize his outstanding performance during the past year.

The 2009 long-term incentive award values for each Named Executive Officer were as follows:

Annual Equity Awards Table
Named Executive Officer	Annual Equity Award Value as of Grant Date ($)
William Nuti	4,700,000
Robert Fishman	157,500
Anthony Massetti	1,125,000
John Bruno	1,125,000
Peter Dorsman	630,000

Performance Goals.    The awards granted under the long-term incentive program had a performance target of 20% Return on Capital, which was set to comply with Section 162(m) of the Code. (See Tax Deductibility Policy section for additional information on Section 162(m).) If this performance target is not achieved, there is no payout of these awards. If this performance target is achieved, then the Committee uses its discretion to determine payment of the performance-based restricted stock units taking into consideration the extent to which we achieved a specified level of Net Operating Profit (“NOP”) during a one-year performance period starting January 1, 2009 and ending December 31, 2009. The threshold, target and maximum performance goals for this performance period were set at $232.5 million, $262.5 million and $327.5 million, respectively. The number of shares earned could range, according to the level of performance achieved, from a threshold of 25% to a maximum of 150% of the performance units granted. If earned, the units would have vested on December 31, 2011. While both are challenging targets, our philosophy is to make the financial objectives under the annual cash incentive plan moderately more difficult than those of the long-term incentive plan. We do this in recognition of the difficulty in setting long-term targets in volatile economic times. In both the short- and the long-term incentive plans, achievement of target creates real stockholder value and aligns the participants with the Company’s performance goals.

Return on Capital is equal to our NPOI divided by Controllable Capital. The Committee also set performance metrics based on the Company’s NOP to determine the final award payable. We determined NOP using the following formula:

•	Multiplying Controllable Capital by 10 percent (which approximates our annual weighted average cost of capital), and

•	Subtracting this amount from the sum of NPOI as reported for each quarterly reporting period during the performance period.

By Controllable Capital, we mean:

(i)	Our working capital (accounts receivable plus inventory, minus the sum of accounts payable, deferred revenue and customer deposits), plus

(ii)	The sum of Property, Plant & Equipment, other current assets excluding taxes, and capitalized software, minus

(iii)	The sum of payroll and employee benefits and other current liabilities, excluding taxes and severance.

We use NOP to determine the number of units that will vest because it is the measure that represents projected long-term meaningful growth of the Company. NOP accurately demonstrates the value that the Company generates from its operations. That is, while it is possible to create a short-term increase in NPOI by growing receivables, inventory, and investments in Property, Plant and Equipment (each of which is an element of Controllable Capital), in the long-term, these types of short-term gains may begin to erode and Return on Capital will subsequently decrease. By using Return on Capital (as described above), the Committee can ensure that the NPOI growth is based on sound investments by taking into account the impact of the cost of generating the additional NPOI.

If our minimum Return on Capital goal is met, the Committee may set payout levels based on the following payout chart, although the Committee reserves the right to reduce the payout levels based on such factors as they deem appropriate. We apply straight-line interpolation to our actual NOP for the performance period to compute the number of units earned by the Named Executive Officers between the specified threshold, target, and maximum payout levels. Below is a sample straight-line interpolation graph that illustrates how the number of units is computed. The number of units below is for illustrative purposes only:

Results	Payouts
1	25%
2	62.5%
3	100%
4	125%
5	150%

As illustrated by this graph, if the results were at level 4, then the payout percentage would be 125 percent. Thus, an executive officer with a target award of 100 units would receive 125 units. If earned, the units would have vested on December 31, 2011.

Payout Levels.    No payout of the performance-based restricted stock units described above will occur. Although the Return on Capital goal was met, the Committee determined there would be no payout because the NOP goal that the Committee takes into consideration in using its discretion was not met. In addition, because the performance-based restricted stock unit portion of the hiring awards to Messrs. Bruno and Leav was subject to the same performance terms as the annual awards, there was no payout of such portion of the hiring awards.

Retention Awards.    During 2009, the Committee also granted a series of retention awards to certain of our Named Executive Officers:

•

At its February 2009 meeting, the Committee granted a performance-based restricted stock unit award to our CEO with a dollar value equal to $3 million. The award would be earned if we attained NPOI of $200 million for 2009. In February 2010, the Committee certified that the NPOI goal had been achieved, and therefore our CEO earned 266,087 restricted stock units. However, in order to enhance our retention incentives, the earned units will vest only if our CEO remains employed by the Company until February 23, 2012. The Committee determined that this award was necessary to retain the CEO during these difficult financial times because (i) the performance-based awards granted in connection with his appointment as CEO had previously vested, (ii) three-quarters of the stock options granted in connection with his appointment as CEO had previously vested, (iii) all of his stock options were underwater and had no intrinsic value at the time, (iv) he had recommended, and the Committee agreed, that he would not participate in the 2009 annual incentive program, and (v) he did not receive an adjustment to his base salary in 2009. The amount of the award was based on the Committee’s assessment of the CEO’s leadership and willingness to make tough decisions during this difficult time, the amount the CEO has realized during his tenure with the Company, the intrinsic value of outstanding awards, and the need to retain the executive during the economic crisis.

•

At its July 2009 meeting, the Committee granted a performance-based restricted stock unit award to Messrs. Bruno, Leav and Dorsman with a dollar value of $600,000, $600,000 and $400,000, respectively. The award will be earned if the Company attains a threshold level of achievement of NPOI during an 18-month performance period from July 1, 2009, through December 31, 2010. While the award was granted primarily for retentive purposes, it was also designed to be performance-based to comply with Section 162(m) of the Code. Thus, the performance goal for the award was set at a level that was considered to be less challenging than the level of difficulty of performance goals applicable to our annual awards, but still at a sufficiently challenging level such that attainment of the goal was substantially uncertain. This was the first time that the Committee set an 18-month metric based on NPOI. Consequently, historical achievement data for this metric is not available. In order to enhance our retention incentives, each executive’s earned units will become vested only if he remains employed by the Company until August 1, 2012. The Committee determined that this award was necessary to retain these executives during these difficult financial times because (i) it was anticipated that the 2009 performance-based restricted shares would not pay out, (ii) the 2008 performance-based restricted stock units were tracking below threshold performance, (iii) most of our outstanding stock options were underwater and had no intrinsic value at the time, (iv) we anticipated that the 2009 annual incentive program would be eliminated, and (v) the executives did not receive an adjustment to base salary in 2009. The amount of the awards were determined based on the Committee’s assessment of the amount that each Named Executive Officer had realized during his tenure with the Company, the intrinsic value of outstanding awards, and the need to retain the executive during the economic crisis.

•

At its September 2009 meeting, the Committee granted a time-based restricted stock unit award to Mr. Fishman with a dollar value of $100,000. The award will vest only if Mr. Fishman remains employed by the Company until October 25, 2012. The Committee determined the award was necessary to retain Mr. Fishman during the transition of the Company’s world headquarters.

Ad Hoc Awards.    Equity awards granted outside the annual award process, known as “ad hoc” awards, are generally stock options or performance-based restricted stock units. During 2009, only one ad hoc award was made to a Named Executive Officer. This award was a hiring grant for Mr. Leav with an approved value of $2 million (50% granted in the form of stock options and 50% granted in the form of performance-based restricted stock units, subject to the same terms as the awards granted during the annual grant process, as described above). This 50/50 split was consistent with the design of all equity awards to new hires as of the time it was granted. The factors used to determine the amount of Mr. Leav’s award were (i) the need to motivate Mr. Leav to join the Company, (ii) consideration of forfeited performance or retention bonuses and unvested equity, and (iii) affordability to the Company. There was no payout of the performance-based restricted stock unit portion of this ad hoc award. Additional information on these awards, including the number of shares subject to each award, is reported in the Grants of Plan-Based Awards Table on page 40 and the Outstanding Equity Awards at Fiscal Year-End Table on pages 41-42.

Payout of the 2007 Performance-Based Restricted Stock Units.    In March 2007, the Committee granted performance-based restricted stock units to Messrs. Nuti, Fishman and Dorsman. The awards initially had a three-year performance period that commenced on January 1, 2007 and ended December 31, 2009. However, after the Company completed a transaction in which it strategically separated one of its business units into a separate publicly-held corporation, the Committee made certain adjustments to the performance goals and re-set the performance period to run from October 1, 2007 through December 31, 2009. The awards had a performance target of 20% Return on Capital. In exercising its discretion to determine the payout for the award, the Committee considered the extent to which we achieved certain levels of Cumulative Net Operating Profit (“CNOP”). The number of shares earned could range, according to the level of performance achieved, from a threshold of 25% to a maximum of 150% of the performance units granted. In February 2010, the Committee certified a payout level under the 2007-2009 performance-based restricted stock unit awards of 114.2% of target, based on the achievement of the Return on Capital metric and a CNOP of $630.6 during the performance period.

2010 Long-Term Incentive Program

Annual Awards.    The Committee will continue to review our long-term incentive program in light of evolving economic conditions and other factors. In 2010, the Committee decided to refine our long-term incentive program for grants made in 2010. Specifically, the Committee decided to deliver the 2010 long-term incentive opportunity 25% in stock options and 75% in performance-based restricted stock units. This mix is consistent with our objective of emphasizing performance-based compensation and provides the most appropriate alignment of executive and stockholder interests. A stock option provides a direct link to financial performance as measured by growth in the trading price of our common stock. Both stockholders and executives gain value when the trading price of our common stock increases. At the same time, the value of this form of compensation is reduced or eliminated in markets in which the trading price of our common stock declines. The Committee also decided to apply a two-year performance period commencing on January 1, 2010 and ending on December 31, 2011 to the performance-based restricted stock units granted in 2010 because the Committee prefers, when reasonably possible in light of economic conditions, to use a multiple-year performance period. The use of performance-based restricted stock unit awards drives results because their payout and the number of shares earned are directly tied to the achievement of specific pre-determined operating objectives over a two-year period that have been crafted to help us reach our long-term strategic objectives. In addition, in order to enhance retention incentives, the units earned, if any, during the performance period vest on December 31, 2012.

Chairman’s Recognition Awards.    As described in the Executive Summary, the change in our Company’s pension expense had a perceived negative impact on the value of the outstanding stock and options held by our Named Executive Officers. In addition, our Named Executive Officers had no payouts under the short- and long-term incentive plans for 2009, and the performance-based awards granted to Messrs. Bruno and Leav in connection with their hiring did not earn a payout. These executives are crucial contributors to the well-being of the Company and, while they are very loyal to the Company, the Committee believed it was in the stockholders’ best interests to reinforce that loyalty. Therefore, in January 2010, the Committee granted special awards to a select group of employees, including our current Named Executive Officers. Each of the special awards was in the form of time-based restricted stock units, with varying vesting schedules depending on the specific retention needs. For each award, a portion vests in February 2012 and the remaining portion vests in February 2013. Vesting is subject to continued employment on the vesting date. The Chairman’s recognition awards were made by the Committee to the Named Executive Officers in the amounts listed in the table below. The amounts of the awards were determined based on the Committee’s assessment of the amount of equity that each Named Executive Officer had realized during his tenure with the Company, the intrinsic value of outstanding awards and the need to retain the executive during the economic crisis.

2010 Chairman’s Recognition Awards Table
Named Executive Officer	Award Value as of Grant Date ($)
William Nuti	3,800,000
Robert Fishman	118,125
John Bruno	2,843,750
Peter Leav	1,000,000
Peter Dorsman	504,000

Executive Perquisites

As part of the Company’s objective to embrace best practices within our executive compensation program, our executives are eligible for a limited offering of perquisites. The perquisites we provide support our objective to attract and retain high quality talent and are designed to allow our executives to focus on their business responsibilities without concern for the situations covered by these perquisites. Consistent with our compensation philosophy to maximize performance-based components of the overall compensation program, perquisites and other personal benefits do not comprise a significant aspect of our executive compensation program. The incremental costs to the Company associated with providing each of these perquisites to the Named Executive Officers are described in the Perquisites Table on page 38.

The Committee has discontinued all tax reimbursements, with the exception of those provided in connection with relocations required by the Company, which are generally also provided to all non-executive employees. Each perquisite we provided in 2009 is described below.

Financial Counseling Program.    We provide the Named Executive Officers with a $12,000 annual allowance under our Financial Counseling Program to be used for financial and tax planning, estate planning, financial planning-related legal services, and income tax preparation. We believe that providing expert financial counseling reduces the amount of time and attention the Named Executive Officers would otherwise spend on that topic and maximizes the net financial reward they receive under our executive compensation program.

Executive Medical Exam Program.    We currently provide our Named Executive Officers reimbursement for up to $5,000 annually under our Executive Medical Program for a comprehensive physical examination and diagnostic testing. This amount was determined by reviewing the offerings presented by the management-approved facility that provides these services and choosing what we believe to be a level appropriate to provide our executives with a broad and comprehensive range of services. We believe that this perquisite benefits our stockholders by encouraging our executives to proactively maintain their health, thereby minimizing health-related disruptions to our business.

Lodging and Meals.    Since July 2008, the Company has provided occasional overnight hotel accommodations near the New York City office to enhance Mr. Nuti’s productivity. To the extent Mr. Nuti stays in a hotel for business reasons, other than for collective business events such as Board Meetings or Monthly Executive staff meetings, these expenses were not eligible for tax reimbursement and Mr. Nuti is liable for such tax liability.

Aircraft and Commercial Flights.    In accordance with the terms of our letter agreement with Mr. Nuti (as discussed on page 47), we have authorized the personal use of our corporate aircraft by Mr. Nuti on an as-available basis, provided that the imputed income from such personal use does not exceed $50,000 per year, based on Standard Industry Fare Level Rates (“SIFL”) as published by the Internal Revenue Service. Mr. Nuti’s use of our corporate aircraft is reviewed on a quarterly basis by the Committee.

Security Expenses.    Based on the recommendation of an outside security consultant, the Company provided security services to certain Named Executive Officers. The Company provided security protection to Messrs. Nuti and Dorsman and their spouses while traveling on business out of the country. These security expenses were not eligible for tax reimbursement. For security and personal safety, the Company also required Mr. Nuti to use a Company-provided car and driver in and around the New York City area, which may be used by other employees when available. To the extent Mr. Nuti uses such car and driver for commuting purposes, it is considered a perquisite.

Relocation.    During 2009, the Company provided relocation benefits to Messrs. Massetti, Leav and Dorsman. Mr. Leav also received tax reimbursements for certain relocation benefits he received in 2009. Such tax reimbursement for relocation benefits is generally consistent with the Company’s relocation policies for non-executive employees. Mr. Dorsman received relocation benefits in the form of a mortgage subsidy, which is generally part of our standard relocation policy for executives who relocate from an area with a low cost of living to an area with a high cost of living. The mortgage subsidy is designed to ease the cost of living transition by reducing the initial interest rate on mortgages, which assists with obtaining a higher mortgage as necessary in high cost of living areas.

Retirement Benefits

We provide retirement benefits to our employees to attract and retain talented employees and to assist our employees in planning for their retirement. Historically, we provided retirement benefits to our United States (“U.S.”) employees under a number of defined benefit pension plans. However, all of our U.S. defined benefit plans were closed to new entrants in 2004 and were frozen as of December 31, 2006. The actuarial present values of the accumulated pension benefits as of the end of 2009 to Messrs. Fishman and Dorsman, our only Named Executive Officers who are entitled to benefits under our defined benefit pension plans, as well as other information about each of our plans, are reported in the Pension Benefits Table and the narrative to that table. The plans applicable to Messrs. Fishman and Dorsman consist of:

•	The NCR Pension Plan – a broad-based tax-qualified defined benefit pension plan for our U.S. employees;

•

The NCR Nonqualified Excess Plan – a non-tax-qualified defined benefit pension plan that restores benefits to participants in the NCR Pension Plan that would otherwise be lost under that plan due to limitations under the federal income tax laws on the provision of benefits under tax-qualified defined benefit pension plans; and

•

The Retirement Plan for Officers of NCR – a non-tax-qualified supplemental executive retirement plan that provides more generous benefits than the NCR Nonqualified Excess Plan for designated executives, including some of the Named Executive Officers.

Change in Control Arrangements

In the future, the Company may consider potential transactions that could result in a change in control. We want to ensure that in such an event, we retain key members of management and promote independence and objectivity in the consideration of potential transactions that may maximize stockholder value. In order to further these objectives, in 2006, we adopted a Change in Control Severance Plan, which has a double trigger as described on page 46 of this proxy statement. The design and magnitude of benefits under this plan were considered in the context of other factors, such as the amount of unvested equity compensation and the value of such awards, which together create a strong linkage between management’s interests and those of stockholders.

The Change in Control Severance Plan provides for separation payments and benefits to certain of our executives based on the plan level, or “tier,” to which the executive is assigned by the Committee. We selected these benefit levels for the different tiers in 2009 because, based on our then-current analysis, they represented the most common market practices. Based on its assessment of competitive market practices, the Committee determined that only the CEO should be included as a “Tier I” executive. As a result, at its February 2009 meeting, the Committee approved revisions to the tier levels to which certain executive officer positions are assigned under the Change in Control Severance Plan. In particular, the positions of Messrs. Massetti and Dorsman were reduced from Tier I to Tier II, meaning that the multiplier used to determine certain compensation and benefits under the Change in Control Severance Plan was reduced from 300 percent to 200 percent. No executive officer had an increase in compensation or benefits payable under the Change in Control Severance Plan as a result of these changes. Mr. Fishman was not a participant in the Change in Control Severance Plan in 2009. However, in February 2010, the Committee added Mr. Fishman as a participant in the plan effective as of February 23, 2010 at the Tier II level.

Named Executive Officer	Tier	Multiple
William Nuti	I	300%
Anthony Massetti	II	200%
John Bruno	II	200%
Peter Leav	II	200%
Peter Dorsman	II	200%

At their January 2010 meetings, the Committee recommended to the Board, and the Board adopted, an amendment the Change in Control Severance Plan to eliminate the tax gross-up for any participant who enters the plan after January 27, 2010. Prior to the amendment, the Change in Control Severance Plan provided for a “conditional tax gross-up” for all participants. The tax gross-up was intended to cover excise and related taxes in the event the severance compensation and other payments or distributions to any participant would constitute “excess parachute payments,” as defined in Section 280G of the Code. The tax gross-up would be provided if the aggregate parachute value of all severance and other change in control payments to the participant exceeded 110% of the maximum amount that could be paid under Section 280G of the Code without imposition of an excise tax. If the parachute value of a participant’s payments would not exceed the 110% threshold, then the participant’s payments would be reduced to the extent necessary to avoid imposition of the excise tax.

Additional details regarding the payments and benefits provided to the Named Executive Officers upon satisfaction of the double-trigger are described in the discussion of Potential Payments Upon Termination or Change in Control beginning on page 46 of this proxy statement.

Severance Benefits

To ensure that we offer a competitive executive compensation program, we believe it is important to provide reasonable severance benefits to our executive officers, including the Named Executive Officers. We do not have individual severance agreements with our Named Executive Officers, other than Mr. Nuti and Mr. Leav. The severance arrangements for Messrs. Nuti and Leav were provided as a result of negotiations at the time of hire in order to attract the executives to the Company. Messrs. Bruno, Dorsman, Fishman and Massetti were covered under our standard U.S. Reduction-in-Force Plan. Generally, these plans provide employees with severance benefits if we terminate their employment in connection with a business restructuring (unless the termination is for cause). The payments and other benefits provided under these plans reflect the fact that it may be difficult for these individuals to find comparable employment within a short period of time. A description of the Reduction-in-Force plans, the severance arrangements for Messrs. Nuti and Leav, as well as the estimated payments and benefits payable to the Named Executive Officers assuming an event triggering payment under these plans and arrangements as of December 31, 2009, are reported in the discussion of Potential Payments Upon Termination or Change in Control beginning on page 46 of this proxy statement.

Equity Award Grant Practices

In light of emerging best practices, the Committee approved revisions to the Company’s equity approval process in October 2008. The equity approval process used prior to that time is described in the Company’s 2007 proxy statement. The current approval process for granting equity awards to our executives and other employees is summarized below:

•

Annual Awards:    All annual awards made to Section 16 Officers must be approved by the Committee. Grants of annual awards will be effective on the date the Committee meets to approve the award, which is typically at its February meeting.

•

Ad hoc Awards:    All ad hoc awards made to Section 16 Officers must be approved by the Committee at its regular meetings, special meetings, or through written actions by unanimous consent. Generally, the effective date of all ad hoc awards is the later of:

¡	The first calendar day of the month immediately following the month in which the award was approved;

¡	The first calendar day of the month following the recipient’s effective employment or promotion date; and

¡	If approved during the last month of a fiscal quarter, the second business day following the issuance of the Company’s earnings release for that quarter.

The number of shares of restricted stock, restricted stock units or options granted is determined by converting the dollar value approved by the Committee into a specific number of shares. The conversion process and the process used to determine the exercise price for options are as follows:

•

Shares, Units or Options Awarded:    For shares of restricted stock and restricted stock units, the approved dollar value is divided by the average of the closing price of NCR common stock for the 20 trading days preceding, but not including, the grant date. For options, the approved dollar value is divided by the average of the closing price of NCR common stock for the 20 trading days preceding, but not including, the grant date, and then divided by the current year’s Black-Scholes valuation factor.

•

Exercise Price:    The exercise price for stock option awards is the closing market price of our common stock on the effective date of the award; however, if the effective date of the award is on a non-trading day, the exercise price is the closing price on the first prior trading day.

Equity Ownership Guidelines

We have adopted stock ownership guidelines for our executive officers, including the Named Executive Officers, which operate to promote commonality of interest between management and stockholders by encouraging our executives to accumulate a substantial stake in our common stock. The guidelines encourage the executives to accumulate ownership of common stock equal to two times base salary (three times base salary in the case of our CEO) over a period of five years. For these purposes, ownership includes shares owned outright by the executive, interests in restricted stock and restricted stock units, stock acquired through our employee stock purchase plan, and investments in NCR common stock through the Company’s Section 401(k) savings plan, the NCR Savings Plan (the “Savings Plan”). Stock options are not taken into consideration in meeting the ownership guidelines.

The guidelines are intended to ensure that our executive officers maintain an equity interest in the Company at a level sufficient to assure our stockholders of our executive officers’ commitment to value creation. As of December 31, 2009, all of our Named Executive Officers met or exceeded these guidelines.

Tax Deductibility Policy

Under Section 162(m) of the Code, certain compensation in excess of $1 million annually is not deductible for federal income tax purposes unless it is awarded pursuant to a performance-based plan approved by stockholders. We believe that the incentive compensation paid in 2009 to our CEO and three other highest paid Named Executive Officers (other than our Chief Financial Officer) qualifies as performance-based compensation for purposes of Section 162(m) of the Code and is fully deductible for federal income tax purposes. The compensation of our Chief Financial Officer is not subject to the Section 162(m) deduction limitations under current Internal Revenue Service regulations. While we generally try to ensure the deductibility of the incentive compensation paid to our executive officers, the Committee has not adopted a policy that requires all compensation to be deductible because we want to preserve the ability to award cash or equity compensation to an executive that is not deductible under Section 162(m) if we believe that it is in our stockholders’ best interests.

BOARD COMPENSATION AND HUMAN RESOURCE COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Compensation and Human Resource Committee of the Board of Directors (the “Committee”) manages the Company’s compensation programs on behalf of the Board of Directors. The Committee reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this Proxy Statement. In reliance on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and the Company’s Proxy Statement to be filed in connection with the Company’s 2010 Annual Meeting of Stockholders, each of which will be filed with the Securities and Exchange Commission.

Dated:    February 23, 2010

The Compensation and Human Resource Committee:

Linda Fayne Levinson, Chair

Gary Daichendt, Member

Robert DeRodes, Member

COMPENSATION TABLES

Summary Compensation Table

The table that follows this discussion shows the total compensation paid to or earned by each of our Named Executive Officers for the fiscal year ended December 31, 2009. In addition, for the 2009 Named Executive Officers who were also Named Executive Officers in 2008 and/or 2007, the table shows the total compensation paid to or earned by each such executive officer for the fiscal years ending December 31, 2008 and December 31, 2007. The compensation reported in the table consists of: salary (column (c)); non-performance-based bonuses (column (d)); stock awards (column (e)); option awards (column (f)); non-equity incentive plan compensation (column (g)); the aggregate change in actuarial values in each of the Named Executive Officer’s benefits under the Company’s various qualified and nonqualified defined pension benefit plans, which is applicable only to Messrs. Fishman and Dorsman (column (h)); and all other compensation not properly reportable in any other column (column (i)).

The amounts reported in columns (e) and (f) (stock awards and option awards, respectively) reflect the grant date fair value, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”), of equity awards granted to our Named Executive Officers in the applicable year, disregarding the impact of estimated forfeitures relating to service-based vesting conditions. The amounts reported in column (g) consist of payments made with respect to the Company’s Management Incentive Plan. No amounts are reported in 2009 in column (g) because no awards were made under the Management Incentive Plan. For more information regarding the Management Incentive Plan measurement criteria and eligibility, see the Grants of Plan-Based Awards table on page 40 of this proxy statement. The amounts reported in column (i) consist of the aggregate incremental cost to the Company of the perquisites provided to the Named Executive Officer in 2009, contributions made by the Company to the Savings Plan on behalf of each of the Named Executive Officers, any insurance premiums paid by the Company with respect to life insurance for the benefit of the Named Executive Officers and tax reimbursements made to the Named Executive Officers during 2009, as detailed in the All Other Compensation Table below.

Employment Agreements

During 2009, our Named Executive Officers were covered by letter agreements with the Company. Each letter agreement sets forth, among other things, the Named Executive Officer’s initial base salary, bonus opportunities, entitlement to participate in the Company’s benefit plans and initial equity awards. None of the letter agreements has a fixed expiration date.

We entered into a letter agreement dated as of October 23, 2008 with Mr. Bruno pertaining to his services as Executive Vice President, Industry Solutions Group. Under this letter agreement, Mr. Bruno was entitled to an initial annual base salary of $750,000 and a target annual incentive equal to 100% of his base salary. He also received a sign-on bonus of $1,300,000 (half of which was paid in 2009 and half of which will be paid in 2010) and an initial equity grant with a value of $4,000,000 (50% in the form of stock options and 50% in the form of performance-based restricted stock units). The performance-based restricted stock units were subject to the same terms and conditions set for the annual awards granted in 2009. Thus, there was no payout of the performance-based restricted stock units.

We also entered into a letter agreement dated as of December 28, 2008 with Mr. Leav pertaining to his services as Senior Vice President, Worldwide Sales. Under this letter agreement, Mr. Leav was entitled to an initial annual base salary of $450,000 and a target annual incentive equal to 75% of his base salary, with an additional payment equal to 10% of base salary if certain customer success metrics were attained. Mr. Leav was also entitled to 6 months of severance under certain conditions as described in the section on Potential Payments Upon Termination or Change in Control in this proxy statement. He also received an initial equity grant with a value of $2,000,000 (50% in the form of stock options and 50% in the form of performance-based restricted stock units). The performance-based restricted stock units were subject to the same terms and conditions set for the annual awards granted in 2009. Thus, there was no payout of the performance-based restricted stock units.

2009 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)		Stock Awards ($) (e)(1)(2)	Option Awards ($) (f)(3)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
William Nuti	2009	1,000,000	—		5,770,987	—	—	—	184,932	6,955,919
Chairman of the Board, Chief Executive Officer and President	2008	1,000,000	—		2,222,759	2,222,767	1,375,000	—	404,844	7,225,370
	2007	1,000,000	—		5,159,785	4,864,990	2,368,432	—	556,788	13,949,995
Robert Fishman	2009	240,000	—		200,859	—	—	22,373	6,085	469,317
Vice President and Interim Chief Financial Officer	2008	240,000	—		86,446	86,438	107,654	11,909	12,251	544,698
	2007	226,483	—		338,968	316,728	270,318	—	10,768	1,163,265
Anthony Massetti	2009	405,479	—		843,166	—	—	—	30,875	1,279,520
Former Senior Vice President and Chief Financial Officer	2008	463,798	—		1,889,867	1,610,690	436,554	—	154,302	4,555,211
John Bruno	2009	750,000	650,000	(4)	1,482,131	—	—	—	24,904	2,907,035
Executive Vice President, Industry Solutions Group
Peter Leav	2009	417,945	—		1,422,038	1,017,874	—	—	196,860	3,054,717
Senior Vice President, Worldwide Sales
Peter Dorsman	2009	380,000	50,000	(4)	898,141	—	—	34,820	126,225	1,489,186
Senior Vice President, Global Operations	2008	380,000	—		345,762	345,760	370,603	15,632	222,222	1,679,979

(1)  The executives forfeited a portion of the performance-based restricted stock units reflected in the “Stock Awards” column because the Company did not achieve certain performance levels during the year. In addition, Mr. Massetti forfeited all of his performance-based restricted stock units in connection with his resignation. Therefore, as illustrated in the table below, the executives have an opportunity to realize only a fraction of the grant date fair value of the awards reported in the “Stock Awards” column of the Summary Compensation Table. After excluding the portion of the stock units that were forfeited, the total compensation for the Named Executive Officers is as follows: Mr. Nuti is $3,433,367; Mr. Fishman: $351,270; Mr. Massetti: $436,354; Mr. Bruno: $2,063,869; Mr. Leav: $2,271,643; and Mr. Dorsman: $1,017,017.

	Grant Date Fair Value Allocated To:
Named Executive Officer	2009 Awards	2009 Awards Forfeited During the Year	2009 Awards Outstanding as of 12/31/2009
William Nuti	5,770,987	3,522,552	2,248,435
Robert Fishman	200,859	118,047	82,812
Anthony Massetti	843,166	843,166	0
John Bruno	1,482,131	843,166	638,965
Peter Leav	1,422,038	783,074	638,964
Peter Dorsman	898,141	472,169	425,972

(2)  This column shows the aggregate grant date fair value, as determined in accordance with FASB ASC Topic 718, of time-based and performance-based restricted stock unit awards granted to the Named Executive Officers in 2009. The aggregate grant date fair value of performance-based restricted stock units shown in the table is based on the probable outcome of the performance conditions as of the date of grant. The aggregate grant date fair value of these performance-based restricted stock units, assuming that the highest level of performance will be achieved, is as follows: Nuti: $7,532,262; Massetti: $1,264,750; Fishman: $259,883; Bruno: $1,903,714; Leav: $1,813,576 and Dorsman: $1,134,226. As described in footnote 1, however, some of these awards have been forfeited due to failure to satisfy performance conditions. See Note 8 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for an explanation of the assumptions made in valuing the time-based and performance-based restricted stock units. For further information about awards made in 2009, see the Grants of Plan-Based Awards table on page 40 of this proxy statement.

(3)  This column shows the aggregate grant date fair value, as determined in accordance with FASB ASC Topic 718, of the stock options granted to the Named Executive Officers in 2009. The calculations disregard the effect of estimated forfeitures. See Note 8 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for an explanation of the assumptions made in valuing these awards. For further information about awards made in 2009, see the Grants of Plan-Based Awards table on page 40 of this proxy statement.

(4)  This amount includes, in the case of Mr. Bruno, the portion of his hiring bonus that was earned and paid in 2009, and, in the case of Mr. Dorsman, the cash bonus award relating to the opening of two manufacturing plants in 2009, as described in the Compensation Discussion and Analysis.

2009 All Other Compensation Table

The table below shows the value of perquisites, tax reimbursements (the value of tax gross-ups paid to our Named Executive Officers), insurance premiums paid by the Company with respect to life insurance, and Company contributions to the Savings Plan made on behalf of each of the Named Executive Officers. There were no accruals for severance or change in control made in 2009.

The amounts reported in column (A) reflect the aggregate incremental cost to the Company in fiscal year 2009 for the items set forth in the Perquisites Table on page 38. The amounts reported in column (B) are related to the tax reimbursements Messrs. Dorsman, Leav, Massetti received relating to relocation benefits.

The amounts reported in column (C) include the dollar value of any insurance premiums paid by the Company with respect to life insurance for the benefit of the Named Executive Officers. The amounts reported in column (D) consist of contributions made by the Company to the Savings Plan on behalf of each of the Named Executive Officers. The Company also provides such contributions on behalf of its non-executive employees.

Name	Year	Perquisites and Other Personal Benefits ($) (A)	Tax Reimbursements ($) (B)	Insurance Premiums ($) (C)	Company Contributions to Savings Plan ($) (D)	Total ($)
William Nuti	2009	176,328	—	2,736	5,868	184,932
	2008	367,832	23,205	2,736	11,071	404,844
	2007	481,554	62,075	2,088	11,071	556,788
Robert Fishman	2009	—	—	1,094	4,991	6,085
	2008	—	—	1,094	11,157	12,251
	2007	—	—	594	10,174	10,768
Anthony Massetti	2009	24,107	991	1,900	3,877	30,875
	2008	112,305	35,197	1,544	5,256	154,302

John Bruno	2009	17,000	—	2,736	5,168	24,904

Peter Leav	2009	162,518	31,446	—	2,896	196,860

Peter Dorsman	2009	119,339	—	1,733	5,153	126,225
	2008	210,984	—	1,733	9,505	222,222

2009 Perquisites Table

The table below shows the aggregate incremental cost of perquisites provided to the Named Executive Officers during 2009. Throughout this table, the notation “NE” indicates that an executive was not eligible or authorized to receive a specific perquisite.

The amounts reported in column (a) represent the incremental cost to the Company of personal usage of the corporate aircraft. The incremental cost to the Company of personal usage of corporate aircraft was calculated by determining the variable operating cost to the Company, which includes items such as fuel, landing and terminal fees, crew travel expenses and operational maintenance. Expenses that were determined to be less variable in nature, such as general administration, depreciation, and pilot compensation, were not included in the determination of the Company’s incremental cost. On occasion, other individuals traveled with Named Executive Officers on corporate aircraft; however, the Company incurred de minimis incremental costs as a result of such travel.

The amounts reported in column (b) represent the incremental cost the Company incurred in connection with providing hotel accommodations to Mr. Nuti in 2009. The amounts reported in column (e) represent payments made by the Company for the Company-provided car and driver Mr. Nuti is required to use for security purposes in and around the New York City area, to the extent that such trips were for commuting purposes. It also includes security protection provided to Messrs. Nuti and Dorsman (and their spouses) while they traveled to Brazil on business. Column (f) represents the amounts paid to or on behalf of Messrs. Massetti, Dorsman and Leav in connection with their relocation.

In 2006, the Company implemented an executive medical program, which provided reimbursement of up to $5,000 for each executive to receive medical diagnostic services at a designated medical facility. Although not all of the Named Executive Officers used their entire allowance in 2009, due to privacy considerations associated with the receipt of medical services, the Company has elected to disclose the maximum benefit available to each executive in column (h), rather than the amounts actually used by each individual.

The amounts reported in column (i) represent the payment made by the Company to each executive for financial planning assistance, as part of the Company’s Financial Planning Allowance Program.

Named Executive Officer	Year	Corporate/ Commercial Aircraft Usage ($) (a)	Lodging ($) (b)	Meals ($) (c)	Legal Expenses ($) (d)	Security ($) (e)	Relocation ($) (f)	Rental / Lease Cars ($) (g)	Executive Medical Program ($) (h)	Financial Planning Allowance ($) (i)	Total ($)
William Nuti	2009	65,837	7,881	NE	NE	85,610	NE	NE	5,000	12,000	176,328
	2008	267,802	6,415	528	9,188	65,355	NE	1,544	5,000	12,000	367,832
	2007	447,169	10,494	1,414	0	NE	NE	5,477	5,000	12,000	481,554
Robert Fishman	2009	NE	NE	NE	NE	NE	NE	NE	NE	NE	NE
	2008	NE	NE	NE	NE	NE	NE	NE	NE	NE	NE
	2007	NE	NE	NE	NE	NE	NE	NE	NE	NE	NE
Anthony Massetti	2009	NE	NE	NE	NE	NE	7,107	NE	5,000	12,000	24,107
	2008	NE	39,909	3,694	NE	NE	40,097	11,605	5,000	12,000	112,305

John Bruno	2009	NE	NE	NE	NE	NE	NE	NE	5,000	12,000	17,000

Peter Leav	2009	NE	NE	NE	NE	NE	157,518	NE	5,000	—	162,518

Peter Dorsman	2009	NE	NE	NE	NE	33,059	69,280	NE	5,000	12,000	119,339
	2008	NE	NE	NE	NE	NE	193,966	18	5,000	12,000	210,984

Grants of Plan-Based Awards Table

The table that follows this discussion shows both non-equity and equity awards provided during 2009 by the Committee to each of our Named Executive Officers. Non-equity awards were made pursuant to the Company’s Management Incentive Plan described on page 22 of the Compensation Discussion and Analysis. Equity awards were made under the Company’s 2006 Stock Incentive Plan described on page 24. These equity awards are described in detail below. Column (b) of the table reflects the grant date for the equity awards reported in the table. Column (b1) identifies those situations where the date of approval of an equity award differed from the grant date of the award for financial accounting purposes. In all instances, the approval of the equity award preceded the grant date of such award. Columns (c), (d) and (e) reflect the potential award level for each Named Executive Officer under the 2009 Management Incentive Plan Objectives. No annual incentives were paid under the 2009 Management Incentive Plan Objectives. Columns (f), (g) and (h) relate to performance-based restricted stock units granted to each of the Named Executive Officers in 2009. These grants were subject to a one-year performance period and the achievement of specified performance metrics established by the Committee. No payout of these awards will occur. Although the applicable Return on Capital goal was met, the Committee determined there would be no payout because the NOP goal that the Committee takes into consideration in using its discretion was not met. Column (g) also includes the performance-based restricted stock units granted to the Named Executive Officers for retention purposes. See page 26 of the Compensation Discussion and Analysis for further detail. Column (i) reflects the number of shares of stock granted in 2009 that are not included in columns (f) through (h). Column (j) reflects the number of options to purchase shares awarded to the Named Executive Officers in 2009. Column (k) reflects the exercise price of option awards granted in 2009 set at the closing price of NCR common stock on the grant’s effective date. Column (l) reflects the grant date fair value, as determined in accordance with FASB ASC Topic 718, of each equity award listed in the table.

Equity Awards.    There are a number of equity awards reflected in the Grants of Plan-Based Awards Table as described below.

Annual Awards – Performance-Based Restricted Stock Units.    In 2009, the Committee granted performance-based restricted stock units as part of the annual awards process to all Named Executive Officers except Mr. Leav. As described in the Compensation Discussion and Analysis, payment of the performance-based restricted stock units was based the achievement of 20% Return on Capital. If this metric was met, the Committee applies other factors it deems appropriate to determine the amount of the award. For 2009, the Committee considered the extent to which we achieved a specified level of “Net Operating Profit” during a one-year performance period starting January 1, 2009 and ending December 31, 2009. The number of shares earned could range, according to the level of performance achieved, from a threshold of 25% to a maximum of 150% of the performance units granted. In addition, no shares would vest if 20% Return on Capital was not achieved. As described above, no payout of these awards will occur. If earned, the units would have vested on December 31, 2011.

Retention Awards – Performance-Based Restricted Stock Units.    In 2009, the Committee granted performance-based restricted stock units to Messrs. Nuti, Bruno, Leav and Dorsman. The awards were intended to enhance our retention incentives for these executives. As described in the Compensation Discussion and Analysis, payment of the performance-based restricted stock units depended on whether we achieved a specified level of NPOI during the year. The performance conditions for the award to Mr. Nuti were achieved. Mr. Nuti’s units will vest on February 23, 2012, provided that he remains employed through that date, subject to certain exceptions upon death, disability, reduction in force, retirement or a change in control. If earned, the units for each of the other recipients vest on August 1, 2012, provided that he remains employed through that date, subject to certain exceptions upon death, disability, reduction in force, retirement or a change in control.

Retention Award – Time-Based Restricted Stock Units.    In 2009, the Committee granted time-based restricted stock units to Mr. Fishman. The award was designed to retain Mr. Fishman during the transition of the Company’s world headquarters. The units vest on October 25, 2012, provided that he remains employed through that date, subject to certain exceptions upon death, disability, reduction in force, retirement or a change in control.

Ad Hoc Awards.    The Committee also granted a hiring award comprised of performance-based restricted stock units and options to Mr. Leav in 2009 as reflected on the Grants of Plan-Based Awards Table. Twenty-five percent of these options vest on each of the first, second, third and fourth anniversaries of the grant date. The exercise price for each of these options is equal to the closing price of NCR’s common stock on the date of grant. The performance-based restricted stock units were subject to the same terms and conditions set for the annual awards granted in 2009. Thus, there was no payout of the performance-based restricted stock units.

2009 Grants of Plan-Based Awards Table

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(b1)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
William Nuti	Annual Financial		625,000	1,250,000	3,125,000
	Customer Success			100,000
	2/23/2009	2/23/2009				104,218	416,870	625,305				3,522,552
	2/23/2009	2/23/2009					266,087					2,248,435
Robert Fishman	RFR(3)		54,000	108,000	216,000
	2/23/2009	2/23/2009				3,493	13,970	20,955				118,047
	10/26/2009	9/9/2009							7,857			82,813
Anthony Massetti	Annual Financial		250,000	500,000	1,250,000
	Customer Success			50,000
	2/23/2009	2/23/2009				24,946	99,783	149,675				843,166
John Bruno	Annual Financial		375,000	750,000	1,875,000
	Customer Success			75,000
	2/23/2009	2/23/2009				24,946	99,783	149,675				843,166
	8/1/2009	7/21/2009					49,379					638,964
Peter Leav	Annual Financial		168,750	337,500	843,750
	Customer Success			45,000
	2/1/2009	1/12/2009								212,057	12.55	1,017,874
	3/1/2009	1/12/2009				24,718	98,873	148,310				783,074
	8/1/2009	7/21/2009					49,379					638,964
Peter Dorsman	Annual Financial		142,500	285,000	712,500
	Customer Success			38,000
	2/23/2009	2/23/2009				13,970	55,878	83,817				472,169
	8/1/2009	7/21/2009					32,919					425,972

(1)  The non-equity incentive plan awards shown in the table were canceled. In addition, as explained in footnote 1 to the Summary Compensation Table, there was no payout for certain equity incentive awards.

(2)  Reflects the grant date fair value, as determined in accordance with FASB ASC Topic 718, of each equity award listed in the table. See footnote 2 of the Summary Compensation Table on page 35 of this proxy statement for the assumptions used to calculate the grant date fair value. The grant date fair value of each performance-based restricted stock unit award is based on the probable outcome of the performance conditions as of the date of grant.

(3)  Mr. Fishman participated in the non-equity annual incentive plan for non-executive, non-sales employees, Rewards for Results (RfR), as reflected in the table above. The RfR award shown in the table was canceled.

2009 Outstanding Equity Awards at Fiscal Year-End Table

The table below shows all outstanding options and restricted stock or stock unit awards held by our Named Executive Officers as of December 31, 2009. Following this table are vesting tables that indicate the vesting schedule of each grant reported below.

		Option Awards					Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William Nuti
	02/23/2009						266,087	2,961,548
	03/01/2008								25,077	279,107
	03/01/2008	70,478	211,437		22.16	03/01/2018
	10/24/2007	336,378			16.10	10/24/2017
	03/01/2007						144,517	1,608,474
	03/01/2007	157,670	157,675		21.27	03/01/2017
	02/13/2006	269,508	89,838		17.82	02/13/2016
	08/08/2005	531,319			16.10	08/08/2015
	08/08/2005	542,311			16.10	08/08/2015
Robert Fishman
	10/26/2009						7,857	87,448
	03/01/2008								976	10,863
	03/01/2008	2,740	8,223		22.16	03/01/2018
	10/01/2007						4,179	46,512
	10/01/2007	5,206	5,207		23.93	10/01/2017
	06/01/2007	6,498	6,502		24.70	06/01/2017
	06/01/2007						5,958	66,313
	05/01/2007	2,096	2,099		23.13	05/01/2017
	05/01/2007						1,922	21,392
	03/01/2007						2,629	29,261
	03/01/2007	2,864	2,869		21.27	03/01/2017
	02/13/2006	2,424	810		17.82	02/13/2016
	03/01/2005	4,180			17.97	03/01/2015
Anthony Massetti
John Bruno
	08/01/2009								49,379	549,588
	12/01/2008	87,633	262,899		13.67	12/01/2018

		Option Awards					Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Peter Leav
	08/01/2009								49,379	549,588
	02/01/2009		212,057		12.55	02/01/2019
Peter Dorsman
	08/01/2009								32,919	366,388
	03/01/2008								3,901	43,418
	03/01/2008	10,963	32,890		22.16	03/01/2018
	10/01/2007								1,306	14,536
	10/01/2007	6,508	6,509		23.93	10/01/2017
	03/01/2007						18,395	204,736
	03/01/2007	20,066	20,069		21.27	03/01/2017
	09/06/2006	6,004	2,002		15.75	09/06/2016
	04/17/2006	24,671	8,227		19.05	04/17/2016

(1)  This column includes the retention award granted to Mr. Nuti that was subject to a one year performance period ending December 31, 2009. The shares earned are also subject to a time-based vesting schedule noted below in the time-based restricted stock/unit vesting table. This column also includes performance-based restricted stock units for the performance period commencing October 1, 2007 and ending December 31, 2009. These awards technically “vest” only if the executive remains employed with the Company through the date on which the performance results are certified, which occurred in February 2010.

(2)  This column shows the number of shares payable under the performance-based restricted stock unit awards with a performance period commencing January 1, 2008 and ending December 31, 2010. This award is reported assuming threshold performance.

Options Vesting Table

Grant Date	Vesting Schedule
10/24/2007	Fully vested on 02/23/2009
02/01/2009 09/06/2006 12/01/2008 05/29/2006 03/01/2008 04/17/2006 02/01/2008 03/01/2006 10/01/2007 02/13/2006 06/01/2007 08/08/2005 05/01/2007 03/01/2005 03/01/2007	Four-year vesting: 25% on each anniversary of the grant date

Time-Based Restricted Stock / Unit Vesting Table

Grant Date	Vesting Schedule
10/26/2009 10/01/2007 02/23/2009 03/01/2007	Three-year cliff vesting: 100% on the third anniversary of the grant date

Performance-Based Restricted Stock / Unit Vesting Table

Grant Date	Vesting Schedule
08/01/2009 02/01/2008 03/01/2008 10/01/2007	Vests in the first quarter of 2011, based on a performance period ending 12/31/2010, subject to satisfaction of specified performance conditions, as approved by the Committee
06/01/2007 05/01/2007	Vested in the first quarter of 2010, based on a performance period ending 12/31/2009 and satisfaction of specified performance conditions, as approved by the Committee

2009 Option Exercises and Stock Vested Table

The table below sets forth information for each Named Executive Officer with respect to: (i) the exercise of stock options in 2009; (ii) the vesting of restricted stock and stock unit awards during 2009; and (iii) the vesting of performance-based restricted stock units during 2009.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting(1) ($) (e)
William Nuti	—	—	133,256	1,380,469
Robert Fishman	—	—	785	6,633
Anthony Massetti	—	—	—	—
John Bruno	—	—	—	—
Peter Leav	—	—	—	—
Peter Dorsman	—	—	9,922	83,841

(1)  The value realized on vesting equals the number of shares acquired multiplied by the closing market price of the Company’s common stock on the acquisition date. The value includes amounts attributable to the payout of the performance-based restricted stock units for the performance period commencing October 24, 2007 and ending December 31, 2008. For Mr. Nuti, the value also includes amounts attributable to the payout of the grant of time-based restricted stock awarded at the time of his hiring in 2005.

Pension Benefits

The table below this discussion summarizes the present value of accrued benefits for all pension plans for which Messrs. Fishman and Dorsman are eligible. In 2004, we began transitioning our U.S. retirement program from a defined benefit to a defined contribution structure. In 2004, the Company closed its U.S. pension plans to new participants and froze pension benefits for existing U.S. participants under the age of 40. Effective December 31, 2006, these plans were frozen for all of the remaining participants, including the Named Executive Officers. Freezing the plans means that, while participants retain the pension benefits already accrued, no additional contributions will be made by the Company after the effective date of the freeze. Messrs. Dorsman and Fishman are the only Named Executive Officers eligible for benefits under our defined benefit pension plans. Because Messrs. Nuti, Bruno, Leav and Massetti joined the Company after the plans had been closed to new participants, they are not eligible for benefits under our defined benefit pension plans.

NCR Pension Plan.    The NCR Pension Plan is a non-contributory, qualified pension plan that previously covered all NCR employees based in the U.S. The NCR Pension Plan pays a monthly pension benefit and a PensionPlus benefit, each of which vests after the earlier of three years of service or attaining age 65. The full monthly pension benefit may begin at age 65, but, at the option of the participant, may be started between age 55 and 65 in a reduced amount after the participant has terminated employment. Participants who terminate from the Company after age 55 qualify for early retirement and may receive an unreduced benefit at age 62. The PensionPlus benefit may be taken as a lump sum after termination of employment, or may be used to increase the monthly pension benefit. The monthly pension benefit is computed by multiplying the following three items: (1) the participant’s years of service with the Company, (2) a factor between 1.3 percent and 1.7 percent, depending on the participant’s total years of service, and (3) the participant’s modified average pay. Modified average pay is the average annual base pay and bonus received during a participant’s career, with an adjustment to pay for earlier years when earnings typically were less. The PensionPlus benefit is computed as an account balance, although the account is for bookkeeping purposes only. The plan allocates to a participant’s account each month 1.5 percent (three percent in the case of employees hired on and after June 1, 2002) of the participant’s compensation for such month, and also provides monthly interest credits on the participant’s account balance. These interest credits will continue despite the plan being frozen, as long as the participant remains an employee of the Company. See Note 9 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, for a discussion of the relevant assumptions used in quantifying the present value of the current accrued benefit as reported in the Pension Benefits Table.

NCR Nonqualified Excess Plan.    The Company also maintains the NCR Nonqualified Excess Plan (the “Excess Plan”), which pays the additional pension benefits that would be paid under the NCR Pension Plan if certain federal limits on the amount of pay that may be considered under the NCR Pension Plan were not in effect. Benefits are calculated in the same way as under the NCR Pension Plan, and the benefits vest after the earlier of five years of service or attaining age 65. However, if the participant terminates from the Company prior to reaching age 55, the entire benefit is forfeited. See Note 9 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, for a discussion of the relevant assumptions used in quantifying the present value of the current accrued benefit as reported in the Pension Benefits Table. Mr. Dorsman is the only Named Executive Officer who is a participant in the Excess Plan.

Supplemental Retirement Plans.    The Company also maintains a supplemental retirement plan for senior managers called the Retirement Plan for Officers of NCR (the “Officer Plan”). This plan covers senior managers appointed to specified executive levels after November 30, 1988. Mr. Dorsman is the only Named Executive Officer who is a participant in the Officer Plan. The Officer Plan pays monthly benefits in an amount equal to 2.5 percent of career average monthly pay for service after becoming a plan participant and vests after the earlier of five years of service or attaining age 65. The full monthly pension benefit may begin at age 62, but may be started between age 55 and 62 in a reduced amount at the option of the participant after the participant has terminated employment. See Note 9 to the Consolidated Financial Statements included in the Company’s Annual

Report on Form 10-K for the year ended December 31, 2009, for a discussion of the relevant assumptions used in quantifying the present value of the current accrued benefit as reported in the Pension Benefits Table.

2009 Pension Benefits Table

Named Executive Officer	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
William Nuti(1)	N/A	N/A	N/A
Robert Fishman	NCR Pension Plan	13.6	149,475
Anthony Massetti(1)	N/A	N/A	N/A
John Bruno(1)	N/A	N/A	N/A
Peter Leav(1)	N/A	N/A	N/A
Peter Dorsman(2)	NCR Pension Plan	18.3	165,115
	Officer/Excess Plan	1.6	72,205

(1)  Messrs. Nuti, Massetti, Bruno and Leav are not participants in, nor eligible with respect to, any of the Company’s pension plans because all of the U.S. plans were closed to new participants prior to their respective employment dates.

(2)  Pursuant to the terms of the Officer Plan, Mr. Dorsman has been credited with fewer years of service under the Officer Plan than his years of service with the Company because he did not become eligible for Officer Plan participation until the attainment of executive status.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below show the amount of compensation that would have been paid, and/or benefits that would have been provided, to each of the Named Executive Officers other than Anthony Massetti, in the event of termination of each such executive’s employment as of December 31, 2009, as required by the current disclosure rules. The tables also show the “full walk-away” number for each Named Executive Officer other than Mr. Massetti. Because Mr. Massetti resigned from his position as Senior Vice President and Chief Financial Officer, effective October 23, 2009, this section provides disclosure regarding the benefits actually received by Mr. Massetti upon his voluntary termination.

A description of death and disability benefits and treatment of equity upon termination is provided below. See “Retirement Benefits” and “Change in Control Arrangements” on page 30 and “Severance Benefits” on page 31 of the Compensation Discussion and Analysis for a description of such items. The plans and agreements discussed in “Change in Control Arrangements” and “Severance Benefits” in the Compensation Discussion and Analysis include the following material conditions to the receipt of compensation and/or benefits.

In the case of the Change in Control Severance Plan, the compensation and/or benefits provided to each participant are based upon a “tier” level and conditioned upon such participant’s execution of a restrictive covenant and release agreement that includes, among other items, an eighteen-month non-competition, non-solicitation and confidentiality provision. Each Named Executive Officer, except for Mr. Fishman, participated in the Change in Control Severance Plan in 2009. Mr. Fishman became a participant in the plan as of February 23, 2010. Under this plan, if the executive’s employment is terminated by us other than for “cause”, death or disability or if the executive resigns for “good reason” within two years after a “change in control” (or within six months prior to a change in control, if the executive can demonstrate that the termination occurred in connection with a change in control), then the Company or its successor will be obligated to pay or provide the following benefits:

•

A payment equal to 300 percent of the executive’s annual base salary and targeted bonus opportunity under the Management Incentive Plan for Tier I (Mr. Nuti), and 200 percent of the executive’s annual base salary and targeted bonus opportunity under the Management Incentive Plan for Tier II (the other Named Executive Officers);

•	A payment equal to a pro rata portion of the current year’s target bonus opportunity under the Management Incentive Plan, based on the number of days in the year prior to the date of termination;

•	Accelerated vesting of all performance-based and time-based restricted stock, restricted stock units and options;

•

Medical and dental benefits and life insurance coverage for the executive and his or her dependents at the same level he or she received during his or her employment for a period of three years for Tier I (Mr. Nuti) and two years for Tier II (the other Named Executive Officers);

•	Outplacement assistance for a period of one year; and

•	An excise tax gross-up, if applicable, only for individuals who were participants in the plan prior to January 27, 2010.

For purposes of the plan, the term “cause” generally means the willful and continued failure to perform assigned duties or the willful engaging in illegal or gross misconduct that materially injures the company. The term “good reason” generally means: (i) a reduction in duties or reporting requirements; (ii) a reduction in base salary; (iii) failure to pay incentive compensation when due; (iv) a reduction in target or maximum incentive opportunities; (v) a failure to continue the equity award or other employee benefit programs; (vi) a relocation of an executive’s office by more than forty miles; or (vii) failure to require a successor to assume the plan.

The term “change in control” generally means any of the following: (i) an acquisition of 30% or more of our stock by any person or group, other than the Company, our subsidiaries or employee benefit plans; (ii) a change in the membership of our Board of Directors, such that the current incumbents and their approved successors no longer constitute a majority; (iii) a reorganization, merger, consolidation or sale or other disposition of substantially all of our assets in which any one of the following is true – our old shareholders do not hold at least 50% of the combined enterprise, there is a 30%-or-more shareholder of the combined enterprise (other than as a result of conversion of the shareholder’s pre-combination interest in the Company), or the members of our Board of Directors (immediately before the combination) do not make up a majority of the board of the combined enterprise; or (iv) shareholder approval of a complete liquidation.

In the case of severance agreements, it is generally our practice to negotiate the terms of such agreements, when needed, with each of our most senior executives, including our Named Executive Officers. Such negotiated agreements typically include non-competition, non-solicitation and confidentiality provisions. A description of the U.S. reduction-in-force plans and the severance arrangement with Messrs. Nuti and Leav, each of which was previously referenced in “Severance Benefits” in the Compensation Discussion and Analysis, is provided below.

The U.S. Reduction-in-Force Plan provides our U.S. employees with one week of separation pay for each full year of service (employees with one year of service or less receive a minimum of two weeks of separation pay, while employees with either two or three full years of service receive a minimum of four weeks of separation pay). Payments are capped at an amount equal to 26 weeks of separation pay. The plan also provides employees with outplacement services to assist them with securing new employment and the continuation of Company-subsidized medical coverage for them and their dependents for up to 26 weeks. Finally, the plan gives us the discretion to increase the number of weeks of separation pay that an employee receives. It is generally our practice to negotiate such terms with each of our most senior executives, including our Named Executive Officers.

We entered into a letter agreement dated as of July 29, 2005 with Mr. Nuti when he became our CEO. The severance-related compensation and benefits to be provided pursuant to the terms of the letter agreement are conditioned upon Mr. Nuti’s compliance with an eighteen-month non-competition and non-solicitation provision, and a confidentiality provision. The terms of the arrangement, which were determined through the negotiation process, provide that in the event we terminate his employment (other than for cause) or if he were to voluntarily terminate employment for good reason, he would receive:

•	A payment equal to 150 percent of his annual base salary;

•	A payment equal to 150 percent of his targeted bonus opportunity under the Management Incentive Plan;

•	A payment equal to a pro rata portion of the applicable award payout under the Management Incentive Plan for the year in which the severance occurs; and

•	Medical benefits for himself and his dependents, equal to the level he received during his employment, for a period of 18 months.

For purposes of the letter agreement with Mr. Nuti, the terms “cause” and “good reason” are defined by reference to the Change in Control Severance Plan, as described above, except that the following additional items constitute “good reason” for Mr. Nuti to terminate his employment: (i) a reduction in his job title; (ii) a material adverse change in his position, office or duties (including removal or non re-election to the Board); or (iii) a material breach of his employment agreement.

We entered into a letter agreement dated as of December 28, 2008 with Mr. Leav when he was hired as our Senior Vice President, Worldwide Sales. The severance-related compensation and benefits to be provided pursuant to the terms of the letter agreement are conditioned upon Mr. Leav’s compliance with a twelve-month non-competition and non-solicitation provision, and a confidentiality provision. The terms of the arrangement, which were determined through the negotiation process, provide that in the event we terminate his employment other than for cause (defined as willful and continued failure to perform substantially the duties required or willful engagement in illegal conduct or gross misconduct) within the first two years of employment, he would receive a cash severance payment equal to 6 months of his base salary, paid in a lump sum. The letter agreement provides that Mr. Leav must sign a release of claims against the Company prior to receiving the severance.

Death and Disability Benefits

Benefits provided to Named Executive Officers under the termination scenarios of death or disability depend on the individual level of benefits chosen by the Named Executive Officer during the annual benefits enrollment process. The Named Executive Officers receive the same Company-provided life insurance coverage, short-term disability coverage, and long-term disability coverage as the general Company population. These core coverages are 200 percent of base salary for life insurance (up to a maximum benefit of $1,200,000 for core life insurance; additional limits apply if supplemental coverage is purchased), 100 percent of base salary for two to eighteen weeks depending on years of service and 66.67 percent of base salary for the remainder of a 26-week period for short-term disability coverage, and 50 percent of base salary for the duration of an employee’s long-term disability for long-term disability coverage (up to a maximum of $15,000 per month). Each employee has the option of opting out or choosing a higher level of coverage at his or her own expense.

Treatment of Equity upon Termination

Under the Stock Incentive Plan, the vesting treatment of equity awards differs based on the form of equity and the termination reason as outlined below for unvested awards. The vesting treatment described below is conditioned upon the participant’s compliance with a non-competition and non-solicitation provision of a minimum of twelve month’s duration, as well as a confidentiality provision.

Event	Applicable Year	Restricted Stock or Restricted Stock Units	Performance-Based Restricted Stock or Restricted Stock Units	Stock Options
Death and Long-term Disability (“LTD”)	2006	N/A	N/A	Awards vest in full upon the date of death or LTD and are exercisable as follows: For the for the one-year period following the date of death or LTD, regardless of the expiration date. If the death or LTD occurs on or after age 55, until the earlier of the three year period or after death or LTD and the expiration date, but in no event earlier than one year following the date of death or disability.
	2007-09	Award vests in full upon the date of death or LTD.	A pro rata portion of the award, calculated as of the date of death or LTD, will continue to vest and payout based on actual results during the performance period.	Awards vest in full upon the date of death or LTD and are exercisable as follows: If death or LTD occurs before age of 55, until the later of the one-year anniversary of the death or LTD and the Expiration Date. If death or LTD occurs on or after age 55, until the later of the third anniversary of the date of death or LTD and the Expiration Date.
Retirement (triggers at age 55, with Committee Consent where applicable)	2006	N/A	N/A	Unvested awards are forfeited. Vested awards expire the earlier of three years following retirement date or the expiration date.
	2007-09	Pro rata portion will become fully vested as of date of retirement.	A pro rata portion of the award, calculated as of the date of retirement, will continue to vest and payout based on actual results during the performance period.	Same as above.
Termination due to Reduction in Force (“RIF”)	2006	N/A	N/A	Unvested awards are forfeited. Vested awards expire the earlier of 59 days after termination or the expiration date.
	2007-09	Pro rata portion will become fully vested as of date of RIF.	A pro rata portion of the award, calculated as of the date of RIF, will continue to vest and payout based on actual results during the performance period.	Same as above.
Voluntary Resignation	2006	N/A	N/A	Unvested awards are forfeited. Vested awards expire the earlier of 59 days after termination or the expiration date.

Event	Applicable Year	Restricted Stock or Restricted Stock Units	Performance-Based Restricted Stock or Restricted Stock Units	Stock Options
	2007-09	Award is forfeited.	Award is forfeited.	Same as above.
Involuntary Termination for Cause	2006	N/A	N/A	Award is forfeited.
	2007-09	Award is forfeited.	Award is forfeited.	Same as above.
Change in Control (“CIC”) (if awards are assumed)	2006	N/A	N/A	Vesting continues as scheduled and options are exercisable as set by the grant agreement. If termination (voluntary for Good Reason or involuntary other than for cause) occurs within 24 months after CIC, award vests in full and options are exercisable the later of last date on which they would be exercisable in the absence of CIC or the first anniversary of the termination of employment, but not later than natural expiration.
	2007	If termination (other than for cause or disability, and, in the case of employees who are subject to the NCR CIC Plan and/or Severance Plan, for good reason) occurs within 24 months of CIC, award vests in full upon termination of employment.	If CIC occurs on or prior to the first anniversary of the grant, award vests in full at the end of the performance period at target. If CIC occurs after the first anniversary of the grant, award vests in full at the end of the performance period based on actual performance through the end of the calendar year immediately prior to CIC. Vesting is subject to continued employment through the performance period. If termination occurs (involuntary or voluntary other than for cause or disability, and, in the case of employees who are subject to the NCR CIC Plan and/or Severance Plan, for good reason) within 24 months after CIC, award vests immediately prior to termination at the level described above depending on whether termination is before or after the first anniversary of the grant.	Vesting continues as scheduled and options are exercisable as set by the grant agreement. If termination (voluntary or involuntary other than for cause or disability) occurs within 24 months of CIC, award vests in full and options are exercisable until the later of (a) the earlier of the first anniversary of the termination of employment and the expiration date, and (b) the date determined by the disability and retirement provisions. For employees who are subject to the NCR CIC Plan and/or Severance Plan and terminate for good reason, the options are exercisable until the earlier of the expiration date and the first anniversary of the termination date.
	2008	Same as above.	Same as above, except that award is converted to a time-based award, and, for CIC after the first anniversary of the grant, vesting is based on actual performance to date (measured as of one or two months prior to CIC, depending on whether CIC occurs in the first five days of the month).	Same as above.

Event	Applicable Year	Restricted Stock or Restricted Stock Units	Performance-Based Restricted Stock or Restricted Stock Units	Stock Options
Change in Control (“CIC”) (if awards are assumed) (cont’d)	2009	Same as above.	If CIC occurs on or prior to the first anniversary of the grant, award vests in full at target. If CIC occurs after the first anniversary of the grant, award vests in full based on actual performance during the one-year performance period. Vesting is subject to continued employment through December 31, 2011. If termination occurs (involuntary or voluntary other than for cause or disability, and, in the case of employees who are subject to the NCR CIC Plan and/or Severance Plan, for good reason) within 24 months after CIC, award vests immediately prior to termination at the level described above depending on whether termination is before or after the first anniversary of the grant.	Same as above.
Change in Control (“CIC”) (if awards are not assumed)	2006	N/A	N/A	Award vests in full immediately prior to CIC.
	2007	Award vests in full immediately prior to CIC.	If CIC occurs on or prior to the first anniversary of the grant, award vests in full prior to the CIC at target. If CIC occurs after the first anniversary of the grant, award vests in full immediately prior to the CIC based on actual performance through end of calendar year immediately prior to CIC.	Same as above.
	2008	Same as above.	Same as above, except that for CIC after the first anniversary of the grant, vesting is based on actual performance to date (measured as of one or two months prior to CIC, depending on whether CIC occurs in the first five days of the month).	Same as above.
	2009	Same as above.	Same as above, except that for CIC after the first anniversary of the grant, vesting is based on actual performance during the one-year performance period.	Same as above.

2009 Potential Payments Upon Termination or Change in Control Table

The table that follows shows the estimated amounts each Named Executive Officer would have received upon the occurrence of the events listed in the table as of December 31, 2009, except that for Mr. Massetti, who resigned effective as of October 23, 2009, the table shows the amounts actually received upon his voluntary termination.

	Change in Control(1)		Reduction-in-Force(2)	Death	Disability	Voluntary Resignation/ Termination for Cause
William Nuti
Cash	$7,050,000		$3,525,000	N/A	N/A	N/A
Prorata Bonus(3)	—		—	—	—	N/A
Stock Options(4),(5)	—		—	—	—	N/A
Restricted Stock & Performance-Based Shares(4),(5),(6)	10,126,174		4,174,580	4,174,580	4,174,580	N/A
Welfare Benefits	44,654		15,404	N/A	N/A	N/A
Excise Tax Gross-Up(4),(7),(8),(9),(10)	6,878,847		N/A	N/A	N/A	N/A
Outplacement	10,000		10,000	N/A	N/A	N/A
Life Insurance(11)	N/A		N/A	1,200,000	N/A	N/A
Disability Payments(12)	N/A		N/A	N/A	N/A	N/A

SubTotal	$24,109,675		$7,724,984	$5,374,580	$4,174,580	$—

Vested Benefits
Vested and Outstanding Stock Options(4)	$—		$—	$—	$—	$—
Savings Plan	270,336		270,336	270,336	270,336	270,336
Pension(13)	—		—	—	—	—

SubTotal	$270,336		$270,336	$270,336	$270,336	$270,336

TOTAL(14)	$24,380,011		$7,995,320	$5,644,916	$4,444,916	$270,336

Robert Fishman
Cash	$120,000		$120,000	N/A	N/A	N/A
Prorata Bonus(3)	—		—	—	—	N/A
Stock Options(4),(5)	—		—	—	—	N/A
Restricted Stock & Performance-Based Shares(4),(5),(6)	355,092		117,102	117,102	117,102	N/A
Welfare Benefits	4,890		4,890	N/A	N/A	N/A
Excise Tax Gross-Up(4),(7),(8),(9),(10)	—		N/A	N/A	N/A	N/A
Outplacement	10,000		10,000	N/A	N/A	N/A
Life Insurance(11)	N/A		N/A	1,920,000	N/A	N/A
Disability Payments(12)	N/A		N/A	N/A	N/A	N/A

SubTotal	$489,982		$251,992	$2,037,102	$117,102	$—

Vested Benefits
Vested and Outstanding Stock Options(4)	$—		$—	$—	$—	$—
Savings Plan	320,186		320,186	320,186	320,186	320,186
Pension(13)	124,666		124,666	70,946	124,666	124,666

SubTotal	$444,852		$444,852	$391,132	$444,852	$444,852

TOTAL(14)	$934,834	(15)	$696,844	$2,428,234	$561,954	$444,852

	Change in Control(1)	Reduction-in-Force(2)	Death	Disability	Voluntary Resignation/ Termination for Cause
Anthony Massetti
Cash	N/A	N/A	N/A	N/A	—
Prorata Bonus(3)	N/A	N/A	N/A	N/A	—
Stock Options(4),(5)	N/A	N/A	N/A	N/A	—
Restricted Stock & Performance-Based Shares(4),(5),(6)	N/A	N/A	N/A	N/A	—
Welfare Benefits	N/A	N/A	N/A	N/A	—
Excise Tax Gross-Up(4),(7),(8),(9),(10)	N/A	N/A	N/A	N/A	—
Outplacement	N/A	N/A	N/A	N/A	—
Life Insurance(11)	N/A	N/A	N/A	N/A	—
Disability Payments(12)	N/A	N/A	N/A	N/A	—

SubTotal	N/A	N/A	N/A	N/A	$—

Vested Benefits
Vested and Outstanding Stock Options(4)	$—	$—	$—	$—	$—
Savings Plan	—	—	—	—	26,442
Pension(13)	—	—	—	—	—

SubTotal	$—	$—	$—	$—	$26,442

TOTAL(14)	N/A	N/A	N/A	N/A	$26,442

John Bruno
Cash	$3,150,000	$375,000	N/A	N/A	N/A
Prorata Bonus(3)	—	—	—	—	N/A
Stock Options(4),(5)	—	—	—	—	N/A
Restricted Stock & Performance-Based Shares(4),(5),(6)	3,048,296	892,454	892,454	892,454	N/A
Welfare Benefits	28,091	4,890	N/A	N/A	N/A
Excise Tax Gross-Up(4),(7),(8),(9),(10)	2,781,578	N/A	N/A	N/A	N/A
Outplacement	10,000	10,000	N/A	N/A	N/A
Life Insurance(11)	N/A	N/A	1,200,000	N/A	N/A
Disability Payments(12)	N/A	N/A	N/A	N/A	N/A

SubTotal	$9,017,965	$1,282,344	$2,092,454	$892,454	$—

Vested Benefits
Vested and Outstanding Stock Options(4)	$—	$—	$—	$—	$—
Savings Plan	25,871	25,871	25,871	25,871	25,871
Pension(13)	—	—	—	—	—

SubTotal	$25,871	$25,871	$25,871	$25,871	$25,871

TOTAL(14)	$9,043,836	$1,308,215	$2,118,325	$918,325	$25,871

Peter Leav
Cash	$1,665,000	$225,000	N/A	N/A	N/A
Prorata Bonus(3)	—	—	—	—	N/A
Stock Options(4),(5)	—	—	—	—	N/A
Restricted Stock & Performance-Based Shares(4),(5),(6)	1,171,510	249,519	249,519	249,519	N/A
Welfare Benefits	22,619	4,890	N/A	N/A	N/A
Excise Tax Gross-Up(4),(7),(8),(9),(10)	1,244,737	N/A	N/A	N/A	N/A
Outplacement	10,000	10,000	N/A	N/A	N/A
Life Insurance(11)	N/A	N/A	—	N/A	N/A
Disability Payments(12)	N/A	N/A	N/A	N/A	N/A

SubTotal	$4,113,867	$489,409	$249,519	$249,519	$—

Vested Benefits
Vested and Outstanding Stock Options(4)	$—	$—	$—	$—	$—
Savings Plan	6,714	6,714	6,714	6,714	6,714
Pension(13)	—	—	—	—	—

SubTotal	$6,714	$6,714	$6,714	$6,714	$6,714

TOTAL(14)	$4,120,581	$496,123	$256,233	$256,233	$6,714

	Change in Control(1)	Reduction-in-Force(2)	Death	Disability	Voluntary Resignation/ Termination for Cause
Peter Dorsman
Cash	$1,406,000	$190,000	N/A	N/A	N/A
Prorata Bonus(3)	—	—	—	—	N/A
Stock Options(4),(5)	—	—	—	—	N/A
Restricted Stock & Performance-Based Shares(4),(5),(6)	1,399,386	547,014	547,014	547,014	N/A
Welfare Benefits	26,085	4,890	N/A	N/A	N/A
Excise Tax Gross-Up(4),(7),(8),(9),(10)	1,091,348	N/A	N/A	N/A	N/A
Outplacement	10,000	10,000	N/A	N/A	N/A
Life Insurance(11)	N/A	N/A	760,000	N/A	N/A
Disability Payments(12)	N/A	N/A	N/A	N/A	N/A

SubTotal	$3,932,819	$751,904	$1,307,014	$547,014	$—

Vested Benefits
Vested and Outstanding Stock Options(4)	$—	$—	$—	$—	$—
Savings Plan	116,979	116,979	116,979	116,979	116,979
Pension(13)	199,858	199,858	85,810	199,858	199,858

SubTotal	$316,837	$316,837	$202,789	$316,837	$316,837

TOTAL(14)	$4,249,656	$1,068,741	$1,509,803	$863,851	$316,837

(1)  The payments reported in this column are based on the occurrence of a “double trigger” event (a qualifying change in control followed by a qualifying termination) in which the applicable equity awards are assumed in connection with a change in control. In the event that a qualifying change in control occurs and the applicable equity awards are not assumed, then the stock options and performance-based restricted stock unit awards would vest in full immediately prior to the change in control. In either case, the performance-based stock unit awards would vest either at the target level or based on actual performance, depending on when the change in control occurs. The payments reported in this column assume that performance will be achieved at the target level for the performance-based stock unit awards. No other benefits would be paid as a result of a change in control that is not followed by a qualifying termination.

(2)  Except as described for Messrs. Nuti and Leav in Potential Payments Upon Termination or Change in Control, the amounts provided in this column are estimates because the cash severance payment is subject to individual negotiation. For Mr. Nuti, the amount in this column equals the amount he would receive upon a termination without cause or for good reason under the terms of his employment agreement. For Mr. Leav, the amount in this column is equals the amount he would receive upon a termination without cause under the terms of his employment agreement.

(3)  Because the short-term incentive program was canceled for 2009, a pro rata bonus is not due under any circumstance.

(4)  Equity valuations assume closing price of NCR common stock on December 31, 2009 of $11.13.

(5)  The payments reported in these rows include only unvested awards.

(6)  The payments reported in this row assume that performance will be achieved at the target level for the performance-based stock unit awards.

(7)  Pursuant to an amendment to the Change in Control Severance Plan, the excise tax gross-up does not apply to any participant who enters the plan after January 27, 2010.

(8)  For purposes of calculating the excise tax gross-up, the parachute value of stock options was calculated using the Black-Scholes option valuation methodology and the following assumptions:

      (a)  Volatility – 44.11%

      (b)  Dividend Yield – 0%

      (c)  Risk Free Rate – 1.98%

(d) Option	Term – expected option term of 5 years less elapsed time since option grant or one year (depending on stock plan in effect at grant)

(9)  Discount rates to determine the present values of the accelerated benefit of stock options and restricted shares for the parachute calculation were:

      (a)  Short Term – .83%

      (b)  Mid Term – 3.14%

      (c)  Long Term – 4.96%

(10)  The excise tax gross-up is calculated using a 20% excise tax rate and a 40% individual income tax rate.

(11)  Proceeds would be payable by a third-party insurer.

(12)  Named Executive Officers in the U.S. are provided with core disability payments as discussed under “Death and Disability Benefits” on page 48. Messrs. Nuti, Fishman, Massetti, Bruno, Leav and Dorsman each opted for core coverage for 2009.

(13)  The payments reported in this row represent the present value of accumulated benefit as of December 31, 2009. No Named Executive Officer was eligible for retirement as December 31, 2009.

(14)  The “Total” represents the “full walk-away” number including vested options and benefits under the Company’s various retirement and pension plans. The amounts reported in “Savings Plan” include contributions made directly to such plans by the Named Executive Officers.

(15)  Mr. Fishman became a participant in the Change in Control Severance Plan as of February 23, 2010. If he had been a participant in such plan as of December 31, 2009, the estimated amounts for “Cash,” “Welfare Benefits” and “Total” would have been $696,000, $24,808 and $1,530,752, respectively.

DIRECTOR COMPENSATION

Pursuant to authority granted to it by NCR’s Board of Directors, the Committee on Directors and Governance (the “Directors Committee”) adopted the NCR Director Compensation Program, effective as of April 21, 2009. The Director Compensation Program provides for the payment of annual retainers, annual equity grants and initial equity grants to non-employee members of NCR’s Board of Directors. Mr. Nuti does not receive remuneration for his service as Chairman of the Board of NCR.

Annual Retainer

Under the Director Compensation Program in effect in 2009, each non-employee member of NCR’s Board received an annual retainer of $75,000. The Independent Lead Director, Ms. Levinson, received an additional annual retainer of $75,000 for her service in such role, and the members of the Audit Committee, including the Chair of the Audit Committee, received an additional retainer of $5,000. Additionally, the following directors received remuneration for their services as Committee Chairs: Mr. Boykin received $12,000 as Chair of the Audit Committee: Mr. Daichendt received $9,000 as Chair of Committee on Directors and Governance; and Mr. Frissora received $9,000 and Ms. Levinson received $3,000 for their respective terms as Chair of the Compensation and Human Resource Committee.

In accordance with the Director Compensation Program in effect in 2009, each director had the option to receive his or her annual retainer in the form of cash or common stock, or an even distribution of both. In the below table the amounts reported in column (b) represent the annual retainer earned by the directors in 2009 and paid in cash. To the extent that a director elected to receive his or her annual retainer in common stock, such fees are not reported in column (b); however, the grant date fair value of the award, as determined in accordance with FASB ASC Topic 718, is reflected in column (c) in the below table.

Prior to January 1 of each year directors may elect to defer receipt of shares of common stock payable in lieu of cash. At the director’s election, any such deferred amounts will be payable in cash or shares of NCR common stock.

Initial Equity Grant

The Director Compensation Program provides that upon initial election to the Board, each non-employee director will receive a grant of restricted stock or restricted stock units. A director may elect to defer receipt of the shares of common stock that would otherwise be received upon vesting of restricted stock or restricted stock units. The restricted stock or restricted stock units vest in four equal quarterly installments commencing three months after the grant date. Payment is made only in NCR common stock. On January 28, 2009, Quincy Allen was elected to NCR’s Board of Directors. Mr. Allen received an initial equity grant valued at $75,000, which was granted in the form of 7,415 restricted stock units. Mr. Allen elected to defer receipt of shares, except for the first quarterly installment of such shares, until the date upon which he ceases to serve as a director.

Annual Equity Grant

The Director Compensation Program provides that on the date of each annual meeting of NCR’s stockholders each non-employee director will be granted restricted stock or restricted stock units, and options to purchase a number of shares of NCR common stock, the value of which is determined by the Directors Committee. Any restricted stock or restricted stock units awarded will vest in four equal quarterly installments commencing three months after the grant date. Any options granted will be fully vested and exercisable on the first anniversary of the grant. If the grant is made in the form of restricted stock units, a director may elect to defer receipt of the shares of common stock that otherwise would be received upon vesting of restricted stock units. In 2009 Messrs. Allen, Boykin, Clemmer and Prahalad elected to defer receipt of shares upon vesting of restricted stock units until the date upon which they cease to serve as a directors.

Pursuant to the Director Compensation Program, after NCR’s 2009 annual meeting each non-employee director received an annual equity award valued at $125,000, which was divided equally between restricted stock units and stock options. Each non-employee director received $62,500 granted in the form of 6,651 restricted stock units with a grant date fair value of $67,109 and $62,500 granted in the form of options to purchase 19,134 shares of NCR common stock with a grant date fair value of $67,108. The exercise price for these options at the time of grant was $10.09, which was the closing price on May 1, 2009, the grant effective date.

In February 2010, the Directors Committee recommended, and the Board agreed, that the value of the annual equity award to be granted to each non-employee director after NCR’s 2010 annual meeting be increased, at the time such awards are approved, to $175,000. The Directors Committee and the Board determined that this action was appropriate based on a desire to retain and attract highly qualified and experienced directors, an increased workload for NCR’s directors that is expected to continue into 2011 and beyond, a perceived negative impact of the change in the Company’s pension expense on the value of the outstanding equity the directors hold, and a review of competitive board pay practices.

Mid-Year Equity Grant

The Director Compensation Program also provides that each non-employee director who is newly elected to the Board after the annual stockholders meeting may receive a grant of stock options and/or restricted stock or restricted stock units. Any restricted stock or restricted stock units awarded will vest in four equal quarterly installments commencing three months after the grant date. Any options granted will be fully vested and exercisable on the first anniversary of the grant. If the grant is made in the form of restricted stock units, a director may elect to defer receipt of the shares of common stock that would otherwise be received upon vesting of restricted stock or restricted stock units. On January 28, 2009, Quincy Allen was elected to NCR’s Board of Directors. Mr. Allen received a mid-year equity grant valued at $31,250, which was divided equally between restricted stock units and stock options. Accordingly, Mr. Allen received $15,625 granted in the form of 1,545 restricted stock units with a grant date fair value of $12,236 and $15,625 granted in the form of options to purchase 4,444 shares of NCR common stock with a grant date fair value of $13,910. The exercise price for these options at the time of grant was $7.92, which was the closing price on March 1, 2009, the grant effective date. Mr. Allen elected to defer receipt of shares upon vesting of restricted stock units, except for the first quarterly installment of such shares, until the date upon which he ceases to serve as a director.

Stock Ownership Guidelines

The Board of Directors Corporate Governance Guidelines include stock ownership guidelines, which operate to promote commonality of interest between non-employee directors and our stockholders by encouraging our non-employee directors to accumulate a substantial stake in our common stock. The guidelines encourage the non-employee directors to accumulate ownership of NCR common stock equal to two times the amount of his or her annual retainer within three years after he or she is first elected to the NCR Board. For these purposes, ownership includes shares owned outright by the non-employee director, interests in restricted stock, restricted stock units or deferred shares. Stock options are not taken into consideration in determining whether a director has met the ownership guidelines. As of December 31, 2009, all of our non-employee directors who have served at least three years on the Board met or exceeded these guidelines.

2009 Director Compensation Table

The table below describes information on 2009 compensation for our non-employee directors. There were no amounts reportable under non-equity incentive plan compensation, change in pension value and nonqualified deferred compensation earnings or all other compensation in 2009.

Name (a)	Fees Earned or Paid in Cash ($) (b)(2)	Stock Awards ($) (c)(3),(4),(5)	Option Awards ($) (d)(6),(7)	Total ($) (h)
Linda Fayne Levinson; Independent Lead Director	76,500	143,630	80,745	300,875
Quincy Allen	80,000	138,072	94,655	312,727
Edward (Pete) Boykin	—	159,141	80,745	239,886
Richard Clemmer	—	147,127	80,745	227,872
Gary Daichendt	—	151,131	80,745	231,876
Robert DeRodes	56,250	85,863	80,745	222,858
Mark Frissora(1)	65,250	67,109	80,745	213,104
C.K. Prahalad	—	147,127	80,745	227,872

(1)  On November 18, 2009, Mark Frissora notified the Company that he was resigning from his position as a member of the Board of Directors and the Chairman of the Compensation and Human Resource Committee of the Board.

(2)  The below table shows the form of payment in which each director elected to receive his or her annual retainer for 2009, as well as the dollar value for each form.

Name	Cash ($)	Current Stock ($)	Deferred Stock ($)
Linda Fayne Levinson	76,500	76,500	—
Quincy Allen	80,000	—	—
Edward (Pete) Boykin	—	—	92,000
Richard Clemmer	—	—	80,000
Gary Daichendt	—	84,000	—
Robert DeRodes	56,250	18,750	—
Mark Frissora	65,250	—	—
C.K. Prahalad	—	—	80,000

(3)  This column shows the aggregate grant date fair value, as determined in accordance with FASB ASC Topic 718, of the restricted stock unit awards granted to each non-employee director in 2009. See Note 8 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for an explanation of the assumptions made in valuing these awards. See “Initial Equity Grant,” “Annual Equity Grant” and “Mid-Year Equity Grant” in the above narrative for the grant date fair value of this award.

(4)  The amounts reported in this column also include the aggregate grant date fair value, as determined in accordance with FASB ASC Topic 718, of the restricted stock unit awards granted to each of Ms. Levinson and Messrs. Boykin, Clemmer, Daichendt, DeRodes, and Prahalad who have elected to receive their annual retainers in the form of shares, as described in footnote 2 above. See Note 8 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, for an explanation of the assumptions made in valuing these awards. The below table shows the grant date fair value for annual retainers paid in stock to each director on a quarterly basis.

Name	Q1 2009	Q2 2009	Q3 2009	Q4 2009
Linda Fayne Levinson	18,754	18,751	18,754	20,262
Quincy Allen	—	—	—	—
Edward (Pete) Boykin	23,007	23,009	23,010	23,006
Richard Clemmer	20,002	20,004	20,011	20,001
Gary Daichendt	21,004	21,010	21,006	21,002
Robert DeRodes	18,754	—	—	—
Mark Frissora	—	—	—	—
C.K. Prahalad	20,002	20,004	20,011	20,001

(5)  All non-employee directors had 3,326 restricted stock units unvested and outstanding as of December 31, 2009 with the exception of Messrs. Allen and Frissora. Mr. Allen had 5,567 restricted stock units unvested and outstanding. Mr. Frissora had no restricted stock units unvested and outstanding because he forfeited such units upon his resignation.

(6)  This column shows the aggregate grant date fair value, as determined in accordance with FASB ASC Topic 718, of the stock options granted to each non-employee director in 2009. See Note 8 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for an explanation of the assumptions made in valuing these awards. See “Annual Equity Grant” in the above narrative for the grant date fair value of this award.

(7)  The below table shows the option awards outstanding as of December 31, 2009 for each of the non-employee directors who served in 2009.

Name	Options Outstanding as of December 31, 2009
Linda Fayne Levinson	93,262
Quincy Allen	23,578
Edward (Pete) Boykin	69,262
Richard Clemmer	26,286
Gary Daichendt	33,262
Robert DeRodes	26,286
Mark Frissora,	30,128
C.K. Prahalad	93,262

EQUITY COMPENSATION PLAN INFORMATION

The table below shows information regarding awards outstanding and shares available for issuance as of December 31, 2009 under our Management Stock Plan that was in effect until April 25, 2006 and our Stock Incentive Plan that was adopted April 26, 2006.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a)
	(a)		(b)	(c)
Equity compensation plans approved by security holders:
Management Stock Plan(1)	5,178,494		$13.22	0
Stock Incentive Plan(2)	8,656,131	(3)	$19.09	9,811,231
Equity compensation plans not approved by security holders:	N/A		N/A	N/A

Total	13,834,625		$15.93	9,811,231

(1)  The NCR Management Stock Plan was adopted with stockholder approval, effective January 1, 1997. There were no shares authorized under the plan as of December 31, 2007. The NCR Management Stock Plan was terminated as of April 26, 2006, upon the stockholders’ approval of the Stock Incentive Plan; however, such termination did not affect awards previously granted and outstanding under the NCR Management Stock Plan.

(2)  The Stock Incentive Plan was adopted with stockholder approval, effective April 26, 2006.

(3)  Includes a total of 3,845,587 performance-based restricted stock units that were outstanding under the Stock Incentive Plan as of December 31, 2009.

RELATED PERSON TRANSACTIONS

Our Committee on Directors and Governance is responsible for determining whether any conflicts of interest exist and the review and approval of each related party transaction. In January 2007 the Board of Directors formalized in writing a Related Person Transactions Policy.

This policy provides for approval or ratification of each related person transaction in accordance with the procedures and policies discussed below (i) by the Company’s Committee on Directors and Governance or (ii) if the Committee on Directors and Governance determines that the approval or ratification of such related person transaction should be considered by all of the disinterested members of the Board of Directors, by such disinterested members of the Board of Directors by the vote of a majority thereof.

The policy provides for our General Counsel to advise the Chairman of the Committee on Directors and Governance of any related person transaction of which the General Counsel becomes aware. The Committee on Directors and Governance shall consider such related person transaction, unless the Committee on Directors and Governance determines that the approval or ratification of such transaction should be considered by all of the disinterested members of the Board of Directors, in which case such disinterested members of the Board of Directors shall consider the transaction. Except as set forth below, no related person transaction not approved in advance shall be entered into by the Company unless the consummation of such transaction is expressly subject to ratification.

If the Company enters into a transaction that it subsequently determines is a related person transaction or a transaction that was not a related person transaction at the time it was entered into but thereafter becomes a related person transaction, then in either such case the related person transaction shall be presented to the Committee on Directors and Governance or the disinterested members of the Board of Directors, as applicable, for ratification. If such related person transaction is not ratified, then the Company shall take all reasonable actions to attempt to terminate the Company’s participation in that transaction.

Factors that are reviewed by the Committee on Directors and Governance or the Board of Directors, as applicable, include: the size of the transaction and the amount payable to a related person; the nature of the interest of the related person in the transaction; whether the transaction may involve a conflict of interest; and whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents the approximate fees for professional audit services rendered by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), for the audit of the Company’s financial statements for fiscal years 2009 and 2008, as well as the approximate worldwide fees billed for other services rendered by PwC in such years:

Service	2009	2008
Audit Fees(1)	$5,201,700	$6,226,900
Audit-Related Fees(2)	$249,000	$527,250
Subtotal	$5,450,700	$6,754,150
Tax Fees(3)	$1,065,100	$1,004,700
All Other Fees(4)	$135,600	$262,000
Subtotal	$1,200,700	$1,266,700
Total Fees	$6,651,400	$8,020,850

(1)  Includes fees required for the review and examination of NCR’s consolidated financial statements, the audit of internal controls over financial reporting, quarterly reviews of interim financial statements, statutory audits, and consultations by management as to the accounting or disclosure treatment of transactions or events and the actual or potential impact of final or proposed rules, standards or interpretations by regulatory and standard setting bodies. Also includes attestation services and review services associated with the Company’s filings with the SEC.

(2)  Includes fees related to financial audits of employee benefit plans and services related to the filing of securities reports for one of the Company’s international subsidiaries.

(3)  Generally includes tax compliance, tax advice, tax planning and expatriate services. In 2009 and 2008 respectively, fees for tax services include:

(a)  $34,600 and $31,200 for tax compliance including the preparation, review and filing of tax returns;

(b)  $40,000 and $131,100 for Internal Revenue Service consultation and tax audit assistance;

(c)  $390,500 and $53,800 local country statutory financial statement services incidental to the preparation of local country tax returns and a foreign tax consultation among other things; and

(d)  $600,000 and $788,600 for expatriate services including tax return preparation, tax equalization calculations, tax consultancy, and related international assignment administration services.

(4)  Includes fees for all other work performed by PwC that does not meet the above category descriptions. In 2009, of these fees: approximately 68% of these fees related to human resources consulting in the Netherlands, approximately 11% related to a tax function effectiveness and process improvement review, approximately 10% related to finalization of regulatory reports, approximately 5% related to attestation engagement in Spain related to compliance with the electronic waste legislation, approximately 2% related to licensing and proprietary software for accounting research and approximately 4% (less than $5,000) related to other miscellaneous projects in Thailand, Zimbabwe and the Netherlands. In 2008, of these fees: approximately 95% of these fees related to a tax function effectiveness and process improvement review, approximately 4% related to regulatory reports, and approximately 1% related to licensing and proprietary software for accounting research.

The Audit Committee has adopted policies and procedures regarding its pre-approval of the audit, audit-related, tax and all other non-audit services to be provided by the Company’s independent registered public accounting firm or its affiliates to NCR or its consolidated subsidiaries (the “Pre-Approval Policy”). This policy is designed to assure that the provision of such services does not impair the independence of the Company’s independent registered public accounting firm. Under the Pre-Approval Policy, at the beginning of each fiscal year, the Audit Committee will review the services proposed by management and the Company’s independent registered public accounting firm to be provided during that year. The Audit Committee will then provide its pre-approval based on the limitations set forth in the Pre-Approval Policy. These limitations included the following:

•

In no case should NCR or its consolidated subsidiaries retain the Company’s independent registered public accounting firm or its affiliates to provide management consulting services or any non-audit services that are not permitted under applicable laws and regulations, including, without limitation, the Sarbanes-Oxley Act of 2002 and the SEC’s related rules and regulations.

•

Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any other non-audit services and tax consulting services will require specific pre-approvals by the Audit Committee and a determination that such services would not impair the independence of the Company’s independent registered public accounting firm. Specific pre-approvals by the Audit Committee will also be required for any material changes or additions to the pre-approved services.

•	The Audit Committee recommends that the ratio of total tax and all other non-audit services to total audit and audit-related services procured by the Company in a fiscal year be less than 1 to 1.

•

The Audit Committee will not permit the exclusive retention of NCR’s independent registered public accounting firm in connection with a transaction initially recommended by the independent auditors, the purpose of which may be tax avoidance and the tax treatment of which is not supported in applicable tax law.

•

Pre-approval fee levels for all services to be provided by the independent registered public accounting firm will be established annually by the Audit Committee, and updated on a quarterly basis by the Audit Committee at its regularly scheduled meetings. Any proposed services significantly exceeding these levels will require separate pre-approval by the Audit Committee.

•

The Corporate Controller will report to the Audit Committee on a quarterly basis regarding the status of all pre-approved audit, audit-related, tax and all other non-audit services provided by the Company’s independent registered public accounting firm or its affiliates to NCR or its consolidated subsidiaries.

•

Back-up documentation will be provided to the Audit Committee by management and/or the independent registered public accounting firm when requesting pre-approval of services by the Company’s independent registered public accounting firm. At the request of the Audit Committee, additional detailed documentation regarding the specific services will be provided.

•

Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by the Chief Financial Officer, with the support of the independent registered public accounting firm, and must include a joint statement as to whether, in the view of management and the independent registered public accounting firm, the request or application is consistent with the SEC’s rules on auditor independence.

Under the Pre-Approval Policy, the Audit Committee has delegated to its Chair limited authority to grant pre-approvals for audit, audit-related, tax and other non-audit services in the event that immediate approval of a service is needed. The Chair shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting for its review and approval. The Audit Committee has not delegated to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

The audit, non-audit, tax and all other non-audit services provided by PwC to the Company, and the fees charged for such services, are actively monitored by the Audit Committee as set forth in the Pre-Approval Policy on a quarterly basis to maintain the appropriate level of objectivity and independence in the firm’s audit work for NCR. Part of the Audit Committee’s ongoing monitoring includes a review of any de minimis exceptions as provided in the applicable SEC rules for non-audit services that were not pre-approved by the Audit Committee. In 2009 and 2008, of those total amounts reported above, all activities were pre-approved by the Audit Committee prior to commencement, thus no de minimis activity was reported.

BOARD AUDIT COMMITTEE REPORT

The Audit Committee consists of four directors, each of whom is independent as determined by the Board of Directors under the standards set forth in the Board’s Corporate Governance Guidelines, which are based on the requirements of the listing standards of the New York Stock Exchange (“NYSE”) and the applicable rules of the U.S. Securities and Exchange Commission (“SEC”). In accordance with NYSE rules, all members are “financially literate.” In addition, two of its members are “audit committee financial experts” as defined under applicable SEC rules. A brief description of the responsibilities of the Audit Committee is set forth above under the caption “Committees of the Board.” The Audit Committee acts under a charter adopted by the Board of Directors, which is periodically reviewed and revised as appropriate. The Audit Committee charter was revised and approved by the Board of Directors in October 2008, and is available on the Company’s corporate governance website at http://www.ncr.com/corpgovernance/corpgov_board_charters.htm.

In general, NCR’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), NCR’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, as well as an independent audit of the Company’s internal control over financial reporting.

In the course of fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with NCR management the Company’s audited financial statements for fiscal year 2009, as well as its quarterly public earnings releases and its quarterly reports on Form 10-Q, and, together with the Board, has reviewed and discussed the Company’s annual report on Form 10-K and proxy statement. In addition, the Audit Committee discussed with PricewaterhouseCoopers, the Company’s independent registered public accounting firm, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards). The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers required by applicable requirements of the Public Company Accounting Oversight Board and has discussed with PricewaterhouseCoopers its independence. In connection with its discussions concerning the independence of its independent registered public accounting firm, the Audit Committee adopted its annual policy requiring that the Audit Committee pre-approve all audit, audit-related, tax and other non-audit services provided by the Company’s independent registered public accounting firm or its affiliates to NCR or its consolidated subsidiaries. The committee also reviewed its procedures for processing and addressing complaints regarding accounting, internal controls, or auditing matters, and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters. Finally, the Audit Committee has reviewed NCR’s critical accounting policies and alternative policies with management and the Company’s independent registered public accounting firm to determine that both are in agreement that the policies currently being used are appropriate.

The Audit Committee met in executive session at its regular meetings periodically throughout the year with both PricewaterhouseCoopers and the internal auditors. It also met privately on occasion with the Chief Financial Officer and Corporate Controller of the Company, each of whom has unrestricted access to the committee.

Based on the reviews and the discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.

Dated:    February 23, 2010

The Audit Committee:

Edward P. Boykin, Chair

Quincy Allen

Richard Clemmer

C.K. Prahalad

DIRECTORS’ PROPOSAL TO RATIFY THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010

(Item 2 on Proxy Card)

The Board’s Audit Committee, which is composed entirely of independent directors, appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the Company’s independent registered public accounting firm for 2010 to audit NCR’s consolidated financial statements. The Board has approved this selection and, as a matter of good corporate governance, is asking you to ratify this appointment.

Based on its “Pre-Approval Policy” (as defined above on page 61) and applicable SEC rules and guidance, the Audit Committee has considered whether the provision of the tax and other non-audit services described above under the caption “Fees Paid to Independent Registered Public Accounting Firm” was compatible with maintaining PricewaterhouseCoopers’ independence and concluded that it was.

PricewaterhouseCoopers has been the Company’s independent registered public accounting firm for many years and is a leader in providing audit services to the high-technology industry. The Board believes that PricewaterhouseCoopers is well qualified to serve as NCR’s independent registered public accounting firm given its experience, global presence with offices or affiliates in or near most locations where NCR does business, and quality audit work in serving the Company. PricewaterhouseCoopers rotates its audit partners assigned to audit NCR at least once every five years and the Audit Committee has placed restrictions on the Company’s ability to hire any employees or former employees of PricewaterhouseCoopers or its affiliates.

PricewaterhouseCoopers representatives will be at the annual meeting to answer questions, and they may also make any statement they wish at the meeting.

The Board and Audit Committee recommend that you vote FOR this proposal. If the stockholders do not approve this proposal, the Audit Committee and the Board of Directors will reconsider the appointment, but may decide to maintain its appointment of PricewaterhouseCoopers. Proxies solicited by the Board of Directors will be voted FOR this proposal, unless you specify otherwise in your proxy.

OTHER MATTERS

The Board of Directors does not know of any matters that will be brought before the annual meeting other than those listed in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclosed form of proxy will have authority to vote on such matters in their discretion.

ADDITIONAL INFORMATION

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies in connection with the annual meeting. Proxies may be solicited on our behalf through the mail, in person, by telephone, electronic transmission, or facsimile transmission. We have hired Georgeson Inc., to assist in the solicitation of proxies, at an estimated cost of $16,000, plus reimbursement of reasonable out-of-pocket expenses. In accordance with SEC and the NYSE rules, NCR will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses of sending proxies and proxy materials to the beneficial owners of NCR common stock.

Procedures for Stockholder Proposals and Nominations

Under NCR’s Bylaws, nominations for election of directors at an annual meeting may be made only by (1) the Board of Directors or a committee of the Board, or (2) a stockholder entitled to vote who has delivered notice to the Company no earlier than 150 days nor later than 5:00 p.m., Eastern Time, 120 days before the first anniversary of the date of the proxy statement for the preceding year’s annual meeting.

Our Bylaws also provide that other business may not be brought before an annual meeting unless it is (1) specified in the notice of meeting (which includes stockholder proposals that the Company is required to include in its proxy statement under SEC Rule 14a-8), (2) brought before the meeting by or at the direction of the Board, or (3) brought by a stockholder entitled to vote who has delivered notice to the Company (containing certain information specified in the Bylaws) no earlier than 150 days nor later than 5:00 p.m., Eastern Time, 120 days before the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. In addition, you must comply with SEC Rule 14a-8 to have your proposal included in the Company’s proxy statement.

A copy of the full text of the Company’s Bylaws may be obtained upon written request to the Corporate Secretary at the address provided on page 14 of this proxy statement.

Stockholder Proposals for 2011 Annual Meeting

Stockholders interested in presenting a proposal for consideration at NCR’s annual meeting of stockholders in 2011 must follow the procedures found in SEC Rule 14a-8 and the Company’s Bylaws. To be eligible for possible inclusion in the Company’s 2011 proxy materials, all qualified proposals must be received by NCR’s Corporate Secretary no earlier than October 16, 2010, nor later than 5:00 p.m., Eastern Time, on November 15, 2010.

The above notice and proxy statement are sent by order of the Board of Directors.

Nelson F. Greene

Vice President,

Interim General Counsel and Secretary

Dated:    March 15, 2010

Detach Here

....................................................................................................................................................................................

2010 ANNUAL STOCKHOLDERS’ MEETING

RESERVATION REQUEST FORM

If you plan to attend the 2010 Annual Stockholders’ Meeting of NCR Corporation, please complete the following information and return to Nelson F. Greene, Vice President, Interim General Counsel and Secretary, NCR Corporation, 3097 Satellite Boulevard, Duluth, Georgia 30096.

Your name and address:

Number of shares of NCR common stock you hold:

If the shares listed above are not registered in your name, identify the name of the registered stockholder below and include evidence that you beneficially own the shares.

Registered stockholder:
(name of your bank, broker, or other nominee)

THIS IS NOT A PROXY CARD

3097 SATELLITE BOULEVARD DULUTH, GA 30096

Your Internet or telephone authorization authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

AUTHORIZE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 27, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

AUTHORIZE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 27, 2010. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to NCR Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by NCR in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to authorize your vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M20568-P89724-Z51863 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NCR CORPORATION	For ALL	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following: Vote on Directors	☐	☐	☐
1. Election of Directors Class B Nominees: 01) Quincy Allen 02) Edward Boykin 03) Linda Fayne Levinson

Vote on Proposal

The Board of Directors recommends you vote FOR the following proposal:					For	Against	Abstain

2. Ratify the appointment of independent registered public accounting firm for 2010.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

NOTE: If you attend the meeting and decide to vote by ballot, your ballot will supersede this proxy. If signing for a corporation or partnership or as an agent, attorney or fiduciary, indicate the capacity in which you are signing.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual Meeting of Stockholders

NCR’s Annual Meeting of Stockholders will be held at 9:00 a.m. on April 28, 2010, in the Georgia Room at NCR Corporation’s office located at 2651 Satellite Boulevard, Duluth, Georgia 30096. Please see your proxy statement for instructions should you wish to attend the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of 2010 Annual Meeting of Stockholders and Proxy Statement, and 2009 Annual Report on
Form 10-K, are available at www.proxyvote.com.

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M20569-P89724-Z51863

NCR CORPORATION

Proxy/Voting Instruction Card

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR NCR’S ANNUAL MEETING OF STOCKHOLDERS ON APRIL 28, 2010

The undersigned stockholder of NCR Corporation, a Maryland corporation (“NCR” or the “Company”), hereby appoints William Nuti, Nelson Greene and Robert Fishman, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of common stock of NCR that the undersigned is entitled to vote at NCR’s Annual Meeting of Stockholders to be held in Duluth, Georgia on April 28, 2010, and at any postponement or adjournment thereof, upon any matter that may properly come before the meeting, or any postponement or adjournment thereof, including the matters described in the accompanying proxy statement. This proxy also provides voting instructions to the trustee of the NCR Savings Plan and to the trustees and administrators of other plans, with regard to shares of NCR common stock the undersigned may hold under such plans for which the undersigned is entitled to vote at said meeting to the extent permitted by such plans and their trustees and administrators. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

THE PROXIES OR THE TRUSTEES AND ADMINISTRATORS OF THE PLANS, AS THE CASE MAY BE, WILL VOTE THE SHARES IN ACCORDANCE WITH THE DIRECTIONS ON THIS CARD. IF YOU DO NOT INDICATE YOUR CHOICES ON THIS CARD, THE PROXIES WILL VOTE THE SHARES “FOR” EACH OF THE NOMINEES FOR DIRECTORS, “FOR” EACH OF THE OTHER PROPOSALS DESCRIBED IN THE PROXY STATEMENT AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. IF YOU ARE AN NCR SAVINGS PLAN PARTICIPANT OR OTHER PLAN PARTICIPANT ENTITLED TO VOTE AT THE 2010 ANNUAL MEETING OF STOCKHOLDERS AND DO NOT INDICATE YOUR CHOICES ON THIS CARD, THOSE SHARES WILL BE SO VOTED BY THE TRUSTEES OF SUCH PLANS.

(Continued and to be signed on the reverse side.)